DATED:  October 4, 1996

               THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (hereinafter "CITBC"), with offices located at 1211 Avenue of the Americas, New York, New York 10036 (CITBC, and any other party hereafter becoming a Lender hereunder pursuant to
     Section 14, Paragraph 9 hereof each individually sometimes referred to as a "Lender" and collectively the "Lenders") and CITBC as Agent for the Lenders (hereinafter the "Agent") are pleased to confirm the terms and conditions under which the Lenders acting through the Agent shall make revolving loans, term loans and other financial accommodations to Harvard Industries, Inc., a Florida corporation (herein "Harvard"), The Kingston-Warren Corporation, a New Hampshire corporation ("Kingston Warren"), Harman Automotive, Inc., a Michigan corporation ("Harman Automotive"), Hayes-Albion Corporation, a Michigan corporation ("Hayes-Albion"), and Doehler-Jarvis, Inc., a Delaware corporation ("DJ Inc."), Doehler-Jarvis Greeneville, Inc., a Delaware corporation ("DJ Greeneville"), Doehler-Jarvis Pottstown, Inc., a Delaware corporation ("DJ Pottstown"), Doehler-Jarvis Technologies, Inc., a Delaware corporation ("DJ Technologies"), and Doehler-Jarvis Toledo, Inc., a Delaware corporation ("DJ Toledo"). Harvard and each of the entities subsequently identified above are referred to herein individually as a "Company" and collectively as the Companies.

     SECTION 1.  DEFINITIONS

               (a) As used herein the following terms have the meanings indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               ACCOUNTS means all of each Company's now existing and future accounts (as defined in the U.C.C.) and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by or arising from all of its sales of goods or rendition of services to its customers, and all accounts arising from sales or rendition of services made under any of its trade names or styles, or through any of its divisions.

               ACCOUNTS RECEIVABLE ADVANCE PERCENTAGE means eighty-five percent (85%).

               AGENT COMMITMENT LETTER means the commitment letter dated September 16, 1996 issued by the Agent to, and accepted by, the Companies.

               AGENT FEE means the amount set forth in the Agent Fee Letter, which shall be paid to the Agent in accordance with
     Section 8, Paragraph 9 hereof to offset the expenses and costs of the Agent in connection with record-keeping, periodic examinations, analyzing and evaluating the Collateral.

               AGGREGATE NET AVAILABILITY means the sum of the Availability for each of the Companies less the Availability
     Reserve then in effect.

               APPLICABLE BASE RATE MARGIN means the margin on all Revolving Loans the interest in respect of which is calculated by reference to The Chase Manhattan Bank Rate, in the amount set forth in the Fee Letters.

               APPLICABLE EURODOLLAR RATE MARGIN means the margin on all Revolving Loans which are Libor Loans, in the amount set forth in the Fee Letters.

               APPLICABLE TERM LOAN MARGIN means the margin on all Term Loans, in the amount set forth in the Fee Letters.

               ASSET SALE PROCEEDS means cash payments in respect of asset sales permitted under Section 7, Paragraph 10(d)(iii) received by any of the Companies (including, without limitation, any cash payments received by way of deferred payment of principal (but not interest) pursuant to a note or receivable or otherwise), and any amount eliminated from any reserve referred to in clause (e) below upon receipt of final cash proceeds, in each case net of the amount of (a) brokers' and advisors' fees and commissions payable in connection with such sale, (b) the fees and expenses attributable to such sale, to the extent not included in clause (a) above, (c) the amount of any Indebtedness secured by a Lien on the property sold, (d) any amount required to be paid to any Person (other than the Companies) owning a beneficial interest in the property or assets subject to such sale, (e) deduction for the amount of any reserve established in the Consolidated Financial Statements in respect of liabilities retained or representations or warranties made in connection with such sale, including, without limitation, any indemnification associated therewith and (f) all sales taxes and other stamp or documentary taxes paid by the relevant Company in connection with such sale; provided, however that Asset Sale Proceeds shall not include proceeds arising from the sale of assets that are or were at any time owned by ESNA.

               ASSIGNMENT AND TRANSFER AGREEMENT means each Assignment and Transfer Agreement in the form of Exhibit C hereto.

               AVAILABILITY means, as to any Company, at any time the excess of (i) the sum of a) Eligible Accounts Receivable of such Company multiplied by the Accounts Receivable Advance Percentage and b) the Eligible Inventory of such Company multiplied by the Inventory Advance Percentage over (ii) the sum of (x) the outstanding aggregate amount of all Revolving Loans made to such Company and (y) the outstanding stated amount of all Letters of Credit issued for the account of such Company and all matured unpaid reimbursement or repayment obligations of such Company to the Issuer for payment of any draft drawn under such Letters of Credit.

               AVAILABILITY RESERVE means, as to all of the Companies in the aggregate, at any date, $5,000,000 plus (i) such additional amounts as the Agent, in the exercise of its sole discretion exercised in a commercially reasonable manner, may from time to time establish against the Availability either (A) to preserve the value of, or the Agent's Lien on, the Collateral or (B) to reserve the availability of cash sufficient to meet certain future liabilities of the Companies, and (ii) such additional amounts as may be added thereto pursuant to Section 7, Paragraph 6(b)(ii) or Section 11, Paragraph 2 hereof.

               BANK ACCOUNTS means all now owned and hereafter acquired accounts maintained with any bank or financial institutions.

               BOARD means the Board of Governors of the Federal
     Reserve System of the United States.

               BUSINESS DAY means any day that the Agent is open for business in New York, New York, which is not (i) a Saturday, Sunday or legal holiday in the state of New York or (ii) a day on which banking institution chartered by the state of New York or the United States are legally required to close.

               CANADIAN SUBSIDIARY means Trim Trends Canada Limited, a corporation organized under the federal laws of Canada, but only so long as such entity is a Subsidiary of a Company.

               CAPITAL EXPENDITURES for any period means the aggregate of all amounts (whether representing expenditures of or Indebtedness incurred by the Companies) that are required to be included in or reflected in the Consolidated Financial Statements as additions to the property, plant or equipment or similar fixed asset of the Companies.

               CAPITAL LEASE means any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Companies.

               CAPITAL LEASE OBLIGATIONS means, as to any person, the capitalized amount of all obligations of such person or any of its subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

               THE CHASE MANHATTAN BANK RATE means the rate of interest per annum announced by The Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers.)

               CLOSING DATE means the date on or after the date hereof upon which the Agent on behalf of the Lenders makes the initial extension of credit hereunder whether in the form of Revolving Loans, Letters of Credit or the Term Loans.

               CODE means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

               COLLATERAL means all present and future Accounts, Equipment, Inventory, Documents, General Intangibles, Bank
     Accounts and Pledged Collateral of the Companies, or any of them.

               COMMITMENT means, as to any Lender, the sum of (i) the commitment of such Lender to make Revolving Loans to the Companies under the Revolving Line of Credit and to participate in the Letter of Credit Guaranty within the Revolving Line of Credit and (ii) the principal amount of Term Loans owed to such Lender.

               CONSOLIDATED BALANCE SHEET means a consolidated balance sheet for the Companies and the Subsidiaries of each Company eliminating all inter-company transactions and prepared in accordance with GAAP.

               CONSOLIDATING BALANCE SHEET means a Consolidated Balance Sheet for the Companies and the subsidiaries of each Company showing all eliminations of inter-company transactions and prepared in accordance with GAAP except that investments in Subsidiaries are accounted for under the cost method, "push down" accounting resulting from the 1992 reorganization and the 1995 acquisition of DJ Inc. is utilized in the elimination column and corporate allocations are effected on an annual basis.

               CONSOLIDATED FINANCIAL STATEMENTS  means the
     Consolidated Balance Sheet and the related consolidated statements of profit and loss, cash flow and surplus of the Companies and the Subsidiaries of each Company eliminating all inter-company transactions and prepared in accordance with GAAP.

               CONTAMINANT means any substance regulated or forming the basis of liability under any Environmental Law, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

               CUSTOMARILY PERMITTED LIENS means: (i) Liens of local or state authorities for franchise or other like taxes, provided the aggregate amounts of such Liens shall not exceed $500,000 in the aggregate for the Companies at any one time; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other like Liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such Liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; and
     (iii) deposits made (and the Liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids and contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations) entered into in the ordinary course of business, statutory obligations and other similar obligations arising as a result of progress payments under government contracts.

               DEFAULT means any event or condition which upon notice or lapse of time or both would constitute an Event of Default.

               DEFAULT RATE OF INTEREST means a rate of interest per annum equal to the sum of: (i) two percent (2%) plus (ii) the applicable contract rate of interest on the Revolving Loans and Term Loans based upon the applicable increment over The Chase Manhattan Bank Rate as determined under Section 8, Paragraph 1 hereof, which the Agent on behalf of the Lenders shall be entitled to charge the Companies on the Obligations to the extent provided in Section 10, Paragraph 2 hereof.

               DEPOSITORY ACCOUNTS has the meaning specified in
     Section 3, Paragraph 4 hereof.

               DISBURSEMENT ACCOUNT has the meaning specified in
     Section 3, Paragraph 6 hereof.

               DOCUMENTARY LETTERS OF CREDIT means Letters of Credit in support of trade obligations of the Companies incurred in the ordinary course of business.

               DOCUMENTS means all present and future documents (as defined in the U.C.C.) including, without limitation, all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto.

               EARLY TERMINATION FEE means the fee in the amount of 3/4 of 1% of the Line of Credit which the Agent on behalf of the Lenders is entitled to charge the Companies in the event the Companies terminate the Line of Credit or this Financing Agreement on a date prior to the first anniversary of the Closing Date.

               EBITDA means, in any period, the consolidated earnings of the Companies (a) before all (i) interest and tax obligations,
     (ii) depreciation, (iii) amortization for said period and (iv) the non-cash portion of post retirement benefits and (b) before any other non-cash charges other than relating to cost of sales or selling, general and administrative expenses and (c) plus or minus any losses or gains on the disposition of fixed assets out of the ordinary course of business, all determined in accordance with GAAP on a basis consistent with the latest audited Consolidated Financial Statements.

               ELIGIBLE ACCOUNTS RECEIVABLE means, as to any Company, the gross amount of such Company's Trade Accounts Receivable that are subject to a valid, first priority and fully perfected security interest in favor of the Agent on behalf of the Lenders and which conform to the warranties contained herein less, without duplication, the sum of a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and b) reserves for: (i) sales to the United States of America or to any agency, department or division thereof unless the Agent shall have received an executed assignment of claims form in respect thereof satisfactory to the Agent; (ii) foreign sales other than sales (A) secured by stand-by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency or (B) to customers residing in Canada provided such sales otherwise comply with all of the other criteria for eligibility hereunder, are payable in United States currency and such sales do not exceed $5,000,000 in the aggregate at any one time; (iii) Accounts that remain unpaid more than ninety (90) days from invoice date; (iv) contras; (v) sales to any Subsidiary or to any Person affiliated with the Companies in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (D) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales to any customer if fifty percent (50%) or more of either (A) all outstanding invoices or (B) the aggregate dollar amount of all outstanding invoices, are unpaid more than ninety (90) days from invoice date; (x) any other reason deemed appropriate by the Agent in its reasonable business judgment and which is customary either in the commercial finance industry or in the lending practices of the Agent and/or the Lenders and relating to the Agent's belief, in its sole discretion, that the collection of any of such Trade Accounts Receivable is insecure or that any of such Trade Accounts Receivable may not be paid in accordance with its terms; and (xi) an amount representing, historically, returns, discounts, claims, credits and allowances.

               ELIGIBLE INVENTORY means, as to any Company, the gross amount of such Company's Inventory that is subject to a valid, first priority and fully perfected security interest in favor of the Agent on behalf of the Lenders and which conform to the warranties contained herein and which at all times continue to be acceptable to the Agent in the exercise of its reasonable business judgment less any supplies (other than raw materials), goods not present in the United States of America, goods returned or rejected by its customers other than goods that are undamaged and resalable in the normal course of business, goods to be returned to its suppliers, goods in transit to third parties (other than its agents or warehouses), Inventory in possession of a warehouseman, bailee or other third party unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to the Agent) and the Agent has taken all other action required in its judgment to perfect its security interest in such Inventory, and less any reserves required by the Agent in its sole reasonable discretion for special order goods, market value declines and bill and hold (deferred shipment) or consignment sales or otherwise which are customary either in the commercial finance industry or in the lending practices of the Agent and/or the Lenders, based upon such credit and collateral considerations as the Agent and/or the Lenders may deem appropriate; provided, however, that for the purposes of determining Availability hereunder, the outstanding principal amount of Revolving Loans to any Company supported by Eligible Inventory cannot exceed $20,000,000 at any time.

               ELIGIBLE TOOLING RECEIVABLE means an Eligible Accounts Receivable in respect of tooling and dies for a customer of a Company, provided, however, that no Trade Accounts Receivable shall be an Eligible Tooling Receivable until (i) the last and final balance in respect of the completed item has been invoiced by such Company and (ii) such item has been accepted by the customer.

               ENVIRONMENTAL ACTIONS means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any Governmental Authority or any third party involving a Release (i) from or onto any of the properties presently or formerly owned or leased by any of the Companies or
     (ii) from or onto any facilities which received Hazardous Materials from any of the Companies or involving any violation of any Environmental Law.

               ENVIRONMENTAL LAWS means all applicable federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and
     Liability Act of 1980, as amended (42 U.S.C. SECTION 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended
     (49 U.S.C. SECTION 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. SECTION 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C.
     SECTION 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. SECTION 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. SECTION 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. SECTION 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. SECTION 651 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. SECTION 300f et seq.), and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including, without limitation, the New Jersey Industrial Site
     Recovery Act (N.J. Stat. Ann. SECTION 13:1K-6 et seq.) ("ISRA").

               ENVIRONMENTAL LIABILITIES AND COSTS means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other person, and which relate to any environmental, health or safety condition, or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such person or any of its Subsidiaries.

               ENVIRONMENTAL LIEN means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

               EQUIPMENT means all of a Company's present and hereafter acquired equipment (as defined in the U.C.C.) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, provided, however, that Equipment shall not include Excluded Equipment.

               ERISA means the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

               ERISA AFFILIATE means any trade or business (whether or not incorporated) under common control or treated as a single employer with any of the Companies within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

               ERISA EVENT means (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of any of the Companies or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of any of the Companies or any ERISA Affiliate from any Multiemployer Plan;
     (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under
     Section 4041 of ERISA of a Title IV Plan; (v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make any required contribution to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

               ESNA means Harvard's Elastic Stop Nut Division

               EVENT(S) OF DEFAULT has the meaning provided for in
     Section 10, Paragraph 1 hereof.

               EXCLUDED EQUIPMENT means Equipment and any Documents and General Intangibles relating specifically to such Equipment in existence on the Closing Date and listed on Schedule 1(i) which is the subject to a Capital Lease among USL Capital Corporation as lessor and any Company as lessee, which Capital Lease by its terms prohibits the Agent and the Lenders from taking a security interest in the Equipment financed by such Capital Lease.

               EXECUTIVE OFFICERS means any of the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, Vice Presidents, Treasurer, Controller and Secretary of Harvard.

               EXISTING LETTERS OF CREDIT means each letter of credit that (a) was issued under the Existing Revolving Credit Agreement for the account of any Company, (b) is outstanding on the Closing Date and (c) is listed on Schedule 1(ii).

               EXISTING LIENS means all Liens existing on the date hereof which are listed on Schedule 1(iii).

               EXISTING REVOLVING CREDIT AGREEMENT means the credit agreement dated as of July 28, 1995 among the companies party thereto as borrowers, The Chase Manhattan Bank as Administrative Agent and Collateral Agent and the other lenders and the issuing bank party thereto.

               FEE LETTERS means the Agent Fee Letter and the Agent Commitment Letter.

               FISCAL QUARTER means each three (3) month period ending on December 31, March 31, June 30, and September 30 of each year.

               FISCAL YEAR means each twelve (12) month period commencing on October 1 of each year and ending on the following September 30.

               GAAP means generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply except that, for the purposes of Section 7 Paragraphs, 11, 12 and 13, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the Consolidated Financial Statements referred to in Section 7 Paragraph 2(g)(i).

               GENERAL INTANGIBLES means all of a Company's "general intangibles" as such term is defined in the U.C.C. and shall include, without limitation, all present and future right, title and interest in and to all trade names, Trademarks (together with the goodwill associated therewith), Patents, licenses, customer lists, distribution agreements, supply agreements and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise.

               GOVERNMENTAL AUTHORITY means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               HARVARD NOTES means Harvard's 11 1/8% Senior Notes due 2005 and 12% Senior Notes due 2004.

               HAZARDOUS MATERIALS shall mean (i) any element, compound or chemical that is defined, listed or otherwise classified as a solid waste, contaminant, pollutant, toxic pollutant, hazardous substance, extremely hazardous substance, toxic substance, hazardous waste, or special waste under any Environmental Law; (ii) petroleum and its refined fractions;
     (iii) any polychlorinated biphenyls; (iv) any flammable, explosive or radioactive materials; and (v) any asbestos-containing materials.

               INDEBTEDNESS means, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise and including, without limitation, reimbursement and all similar obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property, services or assets, other than Inventory, (excluding trade payables not more than 30 days overdue incurred in the ordinary course of business) or (b) lease obligations which, in accordance with GAAP, have been or which should be capitalized.

               INTEREST RATE PROTECTION AGREEMENT means any interest rate cap agreement, interest rate swap agreement or other agreement or arrangement that is entered into by any Company in order to protect such Company against fluctuations in interest rates.

               INVENTORY means all of a Company's present and hereafter acquired inventory (as defined in the U.C.C.), including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production from raw materials through work-in-process to finished goods.

               INVENTORY ADVANCE PERCENTAGE means (a) fifty percent (50%) in the case of raw material and finished goods Inventory and (b) twenty-five percent (25%) in the case of work-in-process Inventory.

               IRS means the Internal Revenue Service, or any successor thereto.

               ISSUING BANK means the bank issuing Letters of Credit for the Companies.

               LEASES means, with respect to the Companies, all of those leasehold interests in real property owned by any of the Companies, as lessee, as such may be amended, supplemented or otherwise modified from time to time to the extent permitted by the Financing Agreement.

               LETTERS OF CREDIT means all letters of credit issued with the assistance of the Agent on behalf of the Lenders by the Issuing Bank for or on behalf of the Companies.

               LETTER OF CREDIT GUARANTY means the guaranty delivered by the Agent on behalf of the Lenders to the Issuing Bank of any Company's reimbursement obligation under the Issuing Bank's Reimbursement Agreement, Application for Letter of Credit or other like document.

               LETTER OF CREDIT GUARANTY FEE means the fee the Agent on behalf of the Lenders may charge the Companies under Section 8, Paragraph 4 hereof for: (a) issuing the Letter of Credit Guaranty or (b) otherwise aiding the Companies in obtaining Letters of Credit.

               LETTER OF CREDIT SUB-LINE means $25,000,000 in the aggregate for the Companies; provided, however, that no more than $3,000,000 of this Letter of Credit Sub-Line shall be available for the issuance or guarantee of Documentary Letters of Credit.

               LIBOR means at any time of determination, and subject to availability, for each interest period the rate determined by the Agent to be the applicable London Interbank Offered rate paid in London on dollar deposits from other banks as (a) quoted by The Chase Manhattan Bank or, if such quotation is not available, the rate published under "Money Rates" in the New York City edition of The Wall Street Journal or if there is no such publication or statement therein as to Libor then in any publication used in the New York City financial community or (b) if no rate is available to the Agent using the sources in clause
     (a) above, the rate determined by the Agent based upon information presented on Telerate Systems at Page 3750 as of 11:00 a.m. (London Time).

               LIBOR LOAN means each portion of the Revolving Loans for which the Companies have elected to use Libor for interest rate computations.

               LIBOR PERIOD means the Libor for one month, two month, three month or six month U.S. dollar deposits, as selected by the Companies.

               LIEN means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, and includes, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the U.C.C. or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

               LINE OF CREDIT means the commitment of the Lenders to make Revolving Loans pursuant to Section 3 hereof, to make Term Loans pursuant to Section 4 hereof and to assist the Companies in opening Letters of Credit pursuant to Section 5 hereof, in the aggregate amount equal to $120,000,000 for all of the Companies.

               LOAN DOCUMENTS mean this Financing Agreement, the Promissory Notes, the Fee Letters, and each agreement to which any Company is or hereafter becomes a party evidencing, creating or otherwise giving rise to Obligations or relating to the Collateral in respect thereof.

               LOAN FACILITY FEE means the fee payable to the Agent for the benefit of the Lenders in accordance with, and pursuant to, the provisions of Section 8, Paragraph 8 hereof.

               MATERIAL ADVERSE CHANGE means a material adverse change in any of (i) the condition (financial or otherwise), business, performance, operations or properties of any of the Companies taken as one enterprise, (ii) the legality, validity or enforceability of any Loan Document, (iii) the perfection or priority of the Liens granted pursuant to this Financing Agreement, (iv) the ability of the Companies to repay the Obligations or to perform their obligations under any of the Loan Documents, or (v) the rights and remedies of the Lenders or the Agent under the Loan Documents.

               MATERIAL ADVERSE EFFECT means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

               MULTIEMPLOYER PLAN means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which any of the Companies or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

               OBLIGATIONS shall mean all loans and advances made or to be made by the Agent and/or the Lenders to the Companies or to others for the Companies' account (including, without limitation, all Revolving Loans, Term Loans and Letters of Credit) arising under or in connection with this Financing Agreement; any and all other indebtedness and obligations which may at any time be owing by the Companies to the Agent and/or the Lenders arising under or in connection with this Financing Agreement or any of the other Loan Documents and, whether now in existence or incurred by the Companies from time to time hereafter; whether secured by pledge, Lien upon or security interest in any of the Companies' assets or property or the assets or property of any other Person; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Companies are liable to the Agent and/or the Lenders for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations include indebtedness or obligations owing to the Agent and/or the Lenders by the Companies under this Financing Agreement or any of the other Loan Documents or under any other agreement or arrangement now or hereafter entered into between the Companies and the Agent and/or the Lenders under or in connection with this Financing Agreement or any of the other Loan Documents; indebtedness or obligations incurred by, or imposed on, the Agent and/or the Lenders as a result of environmental claims (other than solely as a result of actions of the Agent and/or the Lenders) arising out of any one or more of the Companies' operations, premises or waste disposal practices or sites; any Company's liability to the Agent and/or the Lenders as maker or endorser on any promissory note or other instrument for the payment of money; the Companies' liability to the Agent and/or the Lenders under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent and/or the Lenders may make or issue to others for any Company's account, including any accommodation extended with respect to applications for Letters of Credit, the Agent's (on behalf of the Lenders) acceptance of drafts or the Agent's (on behalf of the Lenders) endorsement of notes or other instruments for any Company's account and benefit, in each case under or in connection with this Financing Agreement or any of the other Loan Documents.

               OPERATING LEASES means all leases of property (whether real, personal or mixed) other than Capital Leases.

               OUT-OF-POCKET EXPENSES shall mean all of the Agent's and/or the Lenders' present and future expenses incurred relative to this Financing Agreement, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, all costs and expenses incurred by the Agent and/or the Lenders in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on the Agent and/or the Lenders due to "insufficient funds" of deposited checks and the Agent's and/or the Lenders' standard fee relating thereto, any amounts paid by the Agent and/or the Lenders, incurred by or charged to the Agent and/or Lenders by the Issuing Bank under any Letter of Credit Guaranty or any Company's reimbursement agreement, application for Letter of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Agent's and/or the Lenders' standard fees relating to the Letters of Credit and any drafts thereunder, reasonable local counsel fees, and fees and taxes relative to the filing of financing statements.

               PATENTS shall mean all present and hereafter acquired patents and/or patent rights of the Companies.

               PBGC means the Pension Benefit Guaranty Corporation, or any successor thereto.

               PENSION PLAN means an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer
     Plan), which is not an individual account plan, as defined in
     Section 3(34) of ERISA, and which any of the Companies, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               PERMIT means any permit, approval, authorization, license, variance or permission required from a Governmental
     Authority under an applicable Requirement of Law.

               PERMITTED ENCUMBRANCES shall mean: (i) the Existing Liens; (ii) any Lien created under the Loan Documents; (iii) Permitted Purchase Money Liens; (iv) Liens of judgment creditors provided such Liens do not exceed, in the aggregate for the Companies, $2,500,000 (other than Liens bonded or insured to the reasonable satisfaction of the Agent); (v) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that (x) the Lien is not created, incurred or assumed in contemplation of the acquisition thereof by the relevant Company and (y) the Lien may not extend to any other property owned by such Company or any Subsidiary;
     (vi) Liens incurred in connection with Capital Lease Obligations; and (vii) Customarily Permitted Liens.

               PERMITTED INDEBTEDNESS shall mean: (i) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor; (ii) the Indebtedness secured by Permitted Purchase Money Liens; (iii) Capital Lease Obligations; (iv) Indebtedness arising under the Letters of Credit and this Financing Agreement; (v) deferred taxes and other expenses incurred in the ordinary course of business; (vi) Indebtedness created by the Harvard Notes and the guaranties thereof; (vii) inter-company Indebtedness to the extent permitted herein; (viii) Obligations of the Companies pursuant to Interest Rate Protection Agreements entered into with the Agent's consent;
     (ix) Indebtedness owed by the Canadian Subsidiary in an aggregate amount outstanding at any time not exceeding $5,000,000; (x) Indebtedness the net proceeds of which are used substantially concurrently to refinance Indebtedness described in subparagraph
     (v) above so long as (a) such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (b) such Indebtedness has a later final maturity and a longer weighted average life than the Indebtedness being refinanced, (c) the interest rate applicable to such Indebtedness shall be a market interest rate as of the time of the incurrence thereof and (d) each of the covenants, events of default and other provisions thereof (including any guarantees thereof and if the Indebtedness being refinanced is subordinated, the subordination provisions thereof) shall be no less favorable to the Lenders than those contained in the Indebtedness being refinanced; (xi) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to the Agent or otherwise disclosed to the Agent in writing prior to the date hereof; and (xii) to the extent that the Term Loans have been prepaid in an amount which would permit such Indebtedness to be incurred, unsecured Indebtedness in addition to that specified in clauses (i) through (xi) above in an aggregate amount not to exceed $5,000,000 at any time outstanding.

               PERMITTED PURCHASE MONEY LIENS shall mean Liens on any item of equipment acquired after the date of this Financing Agreement, provided that (i) each such Lien shall attach only to the property to be acquired, (ii) a description of the property so acquired is furnished to the Agent, (iii) the Indebtedness secured by such Lien shall not exceed at the time of issuance of such Indebtedness the lesser of the cost or fair market value of the equipment acquired thereby and (iv) the Indebtedness incurred in connection with all such acquisitions shall not exceed in the aggregate $30,000,000 at any time outstanding.

               PERSON means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

               PIK PREFERRED STOCK means Harvard's 14 1/4% Pay-in-Kind Exchangeable Preferred Stock, par value $.01 per share.

               PLAN  means an employee benefit plan, as defined in
     Section 3(3) of ERISA, which any of the Companies maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               PLEDGED COLLATERAL shall mean (i) all of the Pledged Shares; (ii) all additional shares of stock or other securities of any issuer of the Pledged Shares from time to time acquired by any of the Companies in any manner of any Person who, after the date of this Financing Agreement, becomes, as a result of any occurrence, a Subsidiary of any of the Companies (any such shares being "Additional Shares"); (iii) the certificates representing the shares referred to in clauses (i) and (ii) above; and (iv) all dividends, cash, instruments and other property or proceeds, from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing to the extent provided herein.

               PLEDGED SHARES shall mean all of the shares of capital stock of a Subsidiary (other than the Canadian Subsidiary and 177192 Canada Inc.) owned at the date hereof by any of the Companies.

               PROCEEDS means "proceeds," as such term is defined in
     Section 9-306(1) of the U.C.C., and, in any event, shall include, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Company from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Company from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

               PROMISSORY NOTES shall mean the notes, in the form of Exhibits A and B attached hereto, delivered by the Companies to the Agent to evidence the Revolving Loans and the Term Loans pursuant to, and repayable in accordance with, the provisions of Sections 3 and 4 hereof.

               QUALIFIED PLAN means an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under Section 401(a) of the Code, and which any of the Companies or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               RATABLE PORTION or RATABLY means, with respect to any Lender, the quotient obtained by dividing the Commitment of such Lender by the Commitments of all Lenders.

               REAL ESTATE shall mean the Companies' fee and/or leasehold interests in real property.

               RELEASE means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case of any Hazardous Material, into the indoor or outdoor environment or into or out of any property owned by such Person, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, ground water or property.

               REMEDIAL ACTION means all actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or
     (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

               REQUIRED LENDERS means, at any time, Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the sum of (a) the then aggregate unpaid principal amount of the Term Loans and (b) the Revolving Line of Credit or, if no Term Loans or Revolving Loans are outstanding, Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the Revolving Line of Credit; provided, however, that if the Revolving Line of Credit has been terminated, it means Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the aggregate amount of outstanding Term Loans and Revolving Loans.

               REPORTABLE EVENT means any of the events described in Sections 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

               REQUIREMENT OF LAW means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such person, and all federal, state and local laws, rules and regulations, and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such person or any of its property or to which such Person or any of its property is subject.

               REVOLVING LINE OF CREDIT means the commitment of the Lenders to make Revolving Loans pursuant to Section 3 hereof in an aggregate amount of up to $90,000,000.

               REVOLVING LINE OF CREDIT FEE shall: (i) mean the fee due the Agent for the benefit of the Lenders at the end of each month for the Revolving Line of Credit, and (ii) be determined by multiplying the difference between the Revolving Line of Credit and the sum of (x) the average daily balance of Revolving Loans of the Companies plus (y) the average daily balance of Letters of Credit of the Companies for said month by the percentage per annum set forth in the Fee Letter for the number of days in said month.

               REVOLVING LOAN PROMISSORY NOTE means the promissory
     note in the form of Exhibit A hereto executed by the Companies to evidence Revolving Loans made by the Agent on behalf of the Lenders to the Companies pursuant to Section 3 hereof.

               REVOLVING LOANS means the loans and advances made, from time to time, to or for the account of the Companies by the Agent on behalf of the Lenders pursuant to Section 3 hereof and any advances deemed made from time to time pursuant to Section 4, Paragraph 3 hereof.

               REVOLVING LOAN ACCOUNT(S) shall have the meaning specified in Section 3, Paragraph 6 hereof.

               SETTLEMENT DATE shall mean the date, weekly and more frequently, at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans that the Agent and the Lenders shall settle amongst themselves so that x) the Agent shall not have, as the Agent, any money at risk and y) on such Settlement Date the Lenders shall have a pro rata amount of all outstanding Revolving Loans and Letters of Credit, provided that each Settlement Date for a Lender shall be a Business Day on which such Lender and its bank are open for business.

               SUBSIDIARY means any corporation, association, partnership or other business entity of which more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of other interests (including partnership interests) are at the time owned or controlled, directly or directly, by any Company or any Subsidiary of any Company.

               TAX RETURN means, as to any of the Companies, all federal, state, local and foreign tax returns, reports and statements required to be filed by the Companies.

               TAXES means all taxes, charges and other impositions reflected therein or otherwise due and payable by any of the Companies, including but not limited to all federal, state, county, city, municipal, local, foreign or other taxes, assessments, claims, charges, liens and levies, including interest and penalties imposed thereon, upon their income, profits, property, real, personal, tangible, intangible or mixed, or any part thereof, or operations.

               TERM LOAN PROMISSORY NOTE means the promissory note in the form of Exhibit B hereto executed by the Companies to evidence the Term Loans made by the Agent on behalf of the Lenders under Section 4 hereof.

               TERM LOANS means the term loans in the principal amount of $30,000,000 made by the Agent on behalf of the Lenders pursuant to, and repayable in accordance with, the provisions of
     Section 4 hereof.

               TERMINATION DATE means the date occurring three (3) years from the Closing Date, as such date may be extended pursuant to Section 11, Paragraph 1.

               TITLE IV PLAN means any retirement plan subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) to which any of the Companies or any ERISA Affiliate has any liability (contingent or otherwise) with respect to its former or active employees (or their beneficiaries).

               TRADE ACCOUNTS RECEIVABLE means that portion of Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of business.

               TRADEMARKS means all present and hereafter acquired trademarks and/or trademark rights (together with the goodwill associated therewith) and all cash and non-cash proceeds thereof.

               U.C.C. means the Uniform Commercial Code as in effect from time to time in the State of New York.

               UNFUNDED PENSION LIABILITY means, as to any of the Companies at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan of such Company, or any ERISA Affiliate exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (ii) for a period of five years following a transaction reasonably likely to be covered by
     Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by [any of the Companies or any ERISA Affiliate as a result of such transaction.

               WELFARE BENEFIT PLAN means an employee welfare benefit plan, as defined in Section 3(1) of ERISA, to which any of the Companies maintains, contributes to, contributed to within the six year period prior to the Closing Date, or has an obligation to contribute to, on behalf of its former or active employees (or their beneficiaries).

               WITHDRAWAL LIABILITY means, as to any of the Companies, at any time, the aggregate amount of the liabilities of any of the Companies or any ERISA Affiliate pursuant to
     Section 4201 of ERISA, and any increase in contributions required to be made pursuant to Section 4243 of ERISA, with respect to all Multiemployer Plans.

               (b) References in this Financing Agreement refer to this Financing Agreement as a whole, including the Exhibits and Schedules hereto. As used in this Financing Agreement, the terms "herein" and "hereof" refer to this Financing Agreement as a whole and not to a particular Section, Paragraph or clause.

     SECTION 2.  CONDITIONS PRECEDENT

               The obligation of the Agent and the Lenders to make loans and other financial accommodations hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the initial making of such loans or financial accommodations, the following conditions precedent:

               (a) Lien Searches - The Agent shall have received tax, judgment and Uniform Commercial Code searches satisfactory to the Agent for all locations presently occupied or used by the Companies.

               (b) Casualty Insurance - The Companies shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent as loss payee are in full force and effect, all as set forth in Section 7, Paragraph 5 hereof.

               (c) U.C.C. Filings - Any documents (including without limitation, financing statements) required to be filed in order to create, in favor of the Agent for the benefit of the Lenders, a first and exclusive perfected security interest in the Collateral with respect to which a security interest may be perfected by a filing under the U.C.C. shall have been properly filed in each office in each jurisdiction required in order to create in favor of the Agent a perfected Lien on the Collateral. The Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made); and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

               (d) Opinions - Counsel for the Companies shall have delivered to the Agent opinions satisfactory to the Agent, in substantially the form of Exhibit E, and as to such other matters as the Agent may reasonably request.

               (e) Additional Documents - The Companies shall have executed and delivered to the Agent all loan documents necessary to consummate the lending arrangement contemplated between the Companies and the Agent.

               (f) Board Resolutions - The Agent shall have received a copy of the resolutions of the Board of Directors of each of the Companies authorizing the execution, delivery and performance of (i) this Financing Agreement, (ii) the Promissory Notes, and
     (iii) any related agreements, in each case certified by the Secretary or Assistant Secretary of each of the Companies as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of each of the Companies as to the incumbency and signature of the officers of the Companies executing such agreements and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

               (g) Corporate Organization - The Agent shall have received (i) a copy of the Certificate of Incorporation of each of the Companies certified by the Secretary of State of its incorporation together with a good standing certificate as of a recent date, and (ii) a copy of the By-Laws (as amended through the date hereof) of each of the Companies certified by the Secretary or Assistant Secretary thereof which certificate shall state that there has been no amendment to the Certificate of Incorporation since the date of the certified copy thereof.

               (h) Officer's Certificate - The Agent shall have received an executed Officer's Certificate of each of the Companies, satisfactory in form and substance to the Agent, executed by two Executive Officers, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof,
     (ii) each of the Companies is in compliance with all of the terms and provisions set forth herein, and (iii) no Default or Event of Default has occurred.

               (i) Absence of Default - No Default, Event of Default or, except as disclosed to the Agent in writing prior to the date hereof, Material Adverse Change shall have occurred since June 30, 1996.

               (j) Appraisals - The Agent shall have received appraisals on the Companies' fixed assets which appraisals shall be by an appraiser acceptable to the Agent and shall indicate an auction sale value of at least $40,000,000.

               (k) Legal Restraints/Litigation - At the date of execution of this Financing Agreement, except as set forth on
     Schedule 2(k) hereto, there shall be no (i) litigation, investigation or proceeding (judicial or administrative) pending or threatened against any of the Companies or its assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement, (ii) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement or (iii) to the best knowledge of the Companies, suit, action, investigation or proceeding (judicial or administrative) pending or threatened against the Companies or their assets, which if adversely determined would be reasonably likely to have a Material Adverse Effect.

               (l) Disbursement Authorization - The Companies shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of the Companies for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.

               (m) Examination & Verification - The Agent shall have completed to the satisfaction of the Agent an examination and verification of the Accounts, Inventory and books and records of the Companies.

               (n) Opening Availability - After giving effect to all loans, advances and extensions of credit to be made at closing, the Companies shall have an opening aggregate Availability of $20,000,000.

               (o) Cash Budget Projections - The Agent shall have received, reviewed and be satisfied with a 12-month cash budget projection prepared by the Companies in the form provided by the Agent.

               (p) Collection Accounts - The Companies shall have established a system of bank accounts with respect to the collection of Accounts and the deposit of proceeds of Inventory as shall be acceptable to the Agent in all respects.

               (q) Existing Revolving Credit Agreement - The Existing Revolving Credit Agreement shall be (i) terminated, (ii) all loans and obligations of the Companies thereunder shall be paid or satisfied in full utilizing the proceeds of the initial Revolving Loans and the Term Loans to be made under this Financing Agreement, (iii) all existing Letters of Credit issued under the Existing Revolving Credit Agreement shall be replaced or deemed reissued under this Financing Agreement, and (iv) all Liens upon and security interest in favor of The Chase Manhattan Bank as agent, in connection therewith shall be terminated and/or released upon such payment.

               (r) Environmental Compliance - The Agent shall be satisfied as to (i) the amount and nature of any environmental exposures and (ii) the Companies' compliance with all Environmental Laws, except those such noncompliance would have no Material Adverse Effect.

     Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as the Company and the Agent shall otherwise agree herein or in a separate writing.

     SECTION 3.  REVOLVING LOANS

               1. Upon the Agent's receipt of an executed Revolving Loan Promissory Note in the form of Exhibit A hereto from each of the Companies, the Lenders agree, subject to the terms and conditions of this Financing Agreement from time to time from the Closing Date through the Termination Date, and within (a) the Aggregate Net Availability and (y) the Revolving Line of Credit, but subject to Lenders' rights to make "overadvances," to make loans and advances to each of the Companies on a revolving basis (i.e., subject to the limitations set forth herein, each Company may borrow, repay and re-borrow Revolving Loans). Such loans and advances shall be (a) in amounts up to $90,000,000 in the aggregate and, (b) shall not exceed as to each Company (i) the sum of (A) the aggregate outstanding Eligible Accounts Receivable of such Company multiplied by the Accounts Receivable Advance Percentage, plus (B) the value of Eligible Inventory of such Company as determined at the lower of cost or market multiplied by the Inventory Advance Percentage; provided, however, that outstanding advances against Eligible Tooling Receivables shall not exceed $5,000,000 in the aggregate at any one time. Each request shall be delivered by each Company with respect to each advance requested by it or by Harvard on behalf of itself or as agent for the other Companies borrowing an advance and shall constitute, unless otherwise disclosed in writing to the Agent and the Lenders, a representation and warranty by the relevant Company that (a) the representations and warranties contained in this Financing Agreement are true and correct on and as of such date as though made on and as of such date, (b) after giving effect to the requested advance, no Default or Event of Default has occurred and (c) such requested Revolving Loan, when added to the aggregate Revolving Loans which are then outstanding or in respect of which requests have been delivered to the Agent by the Companies, is within the Revolving Line of Credit and Availability. All requests for loans and advances must be received by an officer of the Agent no later than 1:00 p.m., New York time, of the day on which such loans and advances are required. Should the Agent for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered "overadvances" and shall be made in the Agent's sole discretion, subject to any additional terms the Agent deems necessary. No Lender shall be required to advance any amount in excess of such Lender's Ratable Portion of the amount requested.

               2. In furtherance of the continuing assignment and security interest in the Companies' Accounts, each of the Companies will, upon the creation of Accounts, execute and deliver to the Agent in such form and manner as the Agent may reasonably require, solely for the Agent's convenience in maintaining records of collateral, such confirmatory schedules of Accounts as the Agent may reasonably request, and such other appropriate reports designating, identifying and describing the Accounts as the Agent may reasonably require. In addition, upon the Agent's request each of the Companies shall provide the Agent with copies of agreements with, or purchase orders from, the Companies' customers, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Agent may reasonably require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Companies hereby authorize the Agent to regard a Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by such Company's authorized officers or agents.

               3. Each of the Companies hereby represents and warrants with respect to itself and, in the case of Harvard, with respect to itself and the other Companies that: each of its Trade Accounts Receivable is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by it in the ordinary course of its business; the goods and Inventory being sold and the Trade Accounts Receivable thereby created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in its name; and its customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which it has complied with the notification requirements of Paragraph 5 of this Section 3. Each of the Companies confirms to the Agent that any and all taxes or fees relating to its business, its sales, the Accounts or goods relating thereto, are its sole responsibility and that same will be paid by it when due and that none of said taxes or fees represent a Lien on or claim against the Accounts. Each of the Companies also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have an adverse effect on its business or its ability to enforce collection of Accounts due from customers residing in that state. Each of the Companies agrees to maintain such books and records regarding Accounts as the Agent may reasonably require, shall provide the Agent with reports thereon as required by Section 7, Paragraph 8 hereof and agrees that such books and records will reflect the Agent's interest in the Accounts. All of the books and records of the Companies will be available to the Agent at normal business hours, including any records handled or maintained for the Companies by any other company or entity.

               4. Until the Agent has advised the Companies to the contrary after the occurrence of an Event of Default (unless and until such Event of Default is waived in writing by the Agent), the Companies may and will enforce, collect and receive all amounts owing on the Accounts for the Agent's and Lenders' benefit and on their behalf, but at the Companies' expense; such privilege shall terminate automatically upon the institution by or against the Companies or any of them of any proceeding under any bankruptcy or insolvency law or, at the election of the Agent, upon the occurrence of any other Event of Default and until such Event of Default is waived in writing by the Agent. Any checks, cash, notes or other instruments or property received by any of the Companies with respect to any Accounts shall be held by it in trust for the Agent for the benefit of the Lenders, separate from its own property and funds, and immediately turned over to the Agent with proper assignments or endorsements by deposit to the special depository accounts in the Agent's name designated by the Agent for such purposes (collectively, the "Depository Accounts"). All amounts received by the Agent in payment of the Accounts will be credited to the appropriate Company's Revolving Loan Account upon (i) the Agent's receipt of "collected funds" at the Agent's bank account in New York, New York on the Business Day of receipt if received no later than 1:00 pm and on the next succeeding Business Day if received after 1:00 pm and (ii) notification in writing from the Companies or any of them (in form and substance satisfactory to the Agent) stating which Companies' Revolving Loan Accounts should be credited with such collected funds. No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

               5. Each of the Companies agrees to notify the Agent promptly of any matters materially affecting the value, enforceability or collectibility of any Account and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. Each of the Companies agrees to issue credit memoranda promptly (with duplicates to the Agent upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances, and may continue to do so until the Agent has notified the Companies that an Event of Default has occurred and that all future credits or allowances are to be made only after the Agent's prior written approval.

               6. The Agent shall maintain a separate account on its books in each of the Companies' names (herein each a "Revolving Loan Account" and collectively the "Revolving Loan Accounts") in which the Companies will be charged with loans and advances made by the Agent to them or for their account. Each of the Companies will be credited with all amounts received by the Agent and/or the Lenders from them or from others for their account, including, as above set forth, all amounts received by the Agent in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In addition, the Agent may charge the Company's Revolving Loan Account with any other Obligations, including any and all costs, expenses and reasonable attorneys' fees which the Agent may incur in connection with the exercise by or for the Agent of any of the rights or powers herein conferred upon the Agent, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Agent in connection with this Financing Agreement or the Collateral assigned hereunder, or any other Financing Agreement Obligations owing to the Agent and the Lenders by the Companies. In no event shall prior recourse to any Accounts or other security granted to or by the Companies or any of them be a prerequisite to the Agent's right to demand payment of any Obligation. Further, it is understood that the Agent and/or the Lenders shall have no obligation whatsoever to perform in any respect any of the Companies' contracts or obligations relating to the Accounts.

               7. After the end of each month, the Agent shall promptly send the Companies a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and the Companies during that month. The monthly statements shall be deemed correct and binding upon the Companies and shall constitute an account stated between the Companies and the Agent unless the Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

               8. In the event that (a) the sum of (i) the outstanding balance of Revolving Loans of any Company (including any accrued but unpaid interest thereon and any fees and expenses relating thereto) and (ii) outstanding balance of Letters of Credit issued for the account of such Company (including all matured reimbursement or repayment obligations with respect thereto) exceeds, as to any Company, the maximum amount thereof available to such Company under Sections 3 and 5 hereof or (b) the aggregate amounts referred to in clause (a) above for all of the Companies exceed the Line of Credit (herein the amount of any such excess shall be referred to as the "Excess") such Excess shall be due and payable to the Agent for the benefit of the Lenders immediately upon the Agent's demand therefor.

               9. The proceeds of the Revolving Loans shall be used by each Company to refinance the Existing Revolving Credit Agreement, to support the payment obligations of any of the Companies for which the recipient Company is liable, for working capital purposes and for other general corporate purposes.

     SECTION 4.  TERM LOANS

               1. Each of the Companies hereby agrees to execute and deliver to the Agent a Term Loan Promissory Note, in the form of Exhibit B attached hereto, to evidence the Term Loans to be extended by the Lenders. The Term Loans shall be made to the Companies as follows:

          NAME                               PRINCIPAL AMOUNT OF TERM LOAN

          Harvard                                        $     445,104
          Kingston Warren                                    3,679,525
          Harman Automotive                                  1,622,156
          Hayes Albion                                      12,462,908
          DJ Greeneville                                     1,701,286
          DJ Pottstown                                       1,780,415
          DJ Technologies                                      100,000
          DJ Toledo                                          8,208,606
                                                 TOTAL:     30,000,000

               2. Upon receipt of such Term Loan Promissory Note from each of the Companies, the Lenders hereby agree to extend to the Companies the Term Loans in the aggregate principal amount of $30,000,000. No Lender shall be required to advance any amount in excess of its Ratable Portion of the Term Loans requested.

               3. In the event this Financing Agreement or the Line of Credit is terminated by either the Lenders acting through the Agent or the Companies for any reason whatsoever, the Term Loans shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in the Promissory Notes or this Financing Agreement.

               4. The Companies shall have no right to prepay the Term Loans, in whole or in part, except as provided in Section 7, Paragraph 6(b)(ii) and Section 11, Paragraph 2 hereof.

               5. The proceeds of the Term Loans shall be used by each Company to refinance the Existing Revolving Credit
     Agreement.

     SECTION 5.  LETTERS OF CREDIT

               In order to assist the Companies in establishing or opening Letters of Credit with an Issuing Bank the Companies have requested the Agent on behalf of the Lenders to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit or Existing Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending the Agent's and the Lenders' credit to the Companies and the Agent and the Lenders have agreed to do so. These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.

               1. Within the Revolving Line of Credit and the Aggregate Net Availability, the Agent and the Lenders shall assist the Companies in obtaining Letter(s) of Credit or replacing or guaranteeing the Existing Letters of Credit in an amount not to exceed the Letter of Credit Sub-Line in the aggregate outstanding at any one time. The Agent's and Lenders' assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent's sole discretion. It is understood that the form and purpose of each Letter of Credit must be acceptable to the Agent in its reasonable business judgment. Any and all outstanding Letters of Credit shall be treated as a Revolving Loan for Availability purpose. Notwithstanding anything herein to the contrary, upon the occurrence of a Default and/or Event of Default, the Agent's assistance in connection with the Letter of Credit Guaranty shall be in the Agent's sole discretion unless such Default and/or Event of Default is cured to the Agent's satisfaction or waived by the Agent in writing.

               2. The Agent shall have the right, without notice to any of the Companies, to charge the Companies' Revolving Loan Accounts on the Agent's books (without double-counting) with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent under the Letters of Credit Guaranty at the earlier of (a) payment by the Agent under the Letters of Credit Guaranty or (b) the occurrence of an Event of Default. Any amount charged to a Company's Revolving Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Section 8, Paragraph 1 hereof.

               3. In order to request the issuance of a Letter of Credit (or to amend, renew, extend or guaranty an Existing Letter of Credit), the Company shall deliver a notice to the Agent in form and substance satisfactory to the Agent requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed, extended or guaranteed. All of the Existing Letters of Credit which are covered by the Letters of Credit Guaranty shall be deemed issued pursuant to this Financing Agreement. Each request shall be delivered by Harvard as agent for each Company with respect to each Letter of Credit requested by such Company or by Harvard on behalf of itself or as agent for the other Companies requesting the issuance of a Letter of Credit and shall constitute, unless otherwise disclosed in writing to the Agent and the Lenders, a representation and warranty by the relevant Company that (a) the representations and warranties contained in this Financing Agreement are true and correct on and as of such date as though made on and as of such date, (b) after the issuance of the requested Letter of Credit, no Default or Event of Default has occurred and (c) such requested Letter of Credit, when added to the stated amount of outstanding Letters of Credit, any matured reimbursement obligations with respect to any Letters of Credit and the requested amount of any Letters of Credit which have been delivered to the Agent by the Companies, is within the Letter of Credit Sub-Line and Availability. The accuracy of all the matters referred to in the preceding sentence shall be a condition precedent to the Agent's and the Lenders' obligations to issue any Letter of Credit Guaranty.

               4. Each of the Companies unconditionally indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent and/or the Lenders arising from any transactions or occurrences relating to Letters of Credit established or opened for such Company's account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent and/or the Lenders under the Letters of Credit Guaranty. Each of the Companies further agrees to hold the Agent and the Lenders harmless from any error or omission, negligence or misconduct by the Issuing Bank with respect
     thereto.   The Companies' unconditional obligation to the Agent
     and the Lenders hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of the Agent's gross negligence or willful misconduct. Each of the Companies agrees that any charges incurred by the Agent and/or the Lenders for its account to the Issuing Bank shall be conclusive on such Company and may be charged to its Revolving Loan Account.

               5. The Agent and/or the Lenders shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and any of the Companies. Furthermore, without being limited by the foregoing, the Agent and/or the Lenders shall not be responsible for any act or omission with respect to or in connection with any Collateral, except for the Agent's and/or such Lender's gross negligence or willful misconduct.

               6. Each of the Companies agrees that any action taken by the Agent and/or the Lenders, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on them and shall not put the Agent and/or the Lenders in any resulting liability to the Companies. In furtherance thereof, the Agent shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances, all in the Agent's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any consent from the Companies; provided, however, that the Agent, in agreeing to any such amendments, renewals, extensions, modifications, changes or cancellations, shall at all times act reasonably and will notify the relevant Company thereof as soon as reasonably practicable thereafter.

               7.   Without the Agent's express consent and
     endorsement in writing, each of the Companies agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, or grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents or agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not waived by the Agent, not to (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

               8. Each of the Companies agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations applicable to the Companies in regard to the shipment and importation of the Collateral, or the financing thereof, will have been promptly and fully complied in all material respects; and any certificates in that regard that the Agent may at any time request will be promptly furnished. In this connection, each of the Companies warrants and represents, to the best of its knowledge and belief, that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Companies assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted or paid, shall be solely the Companies' risk, liability and responsibility.

               9. Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent for the benefit of the Lenders shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by any and all of the Companies to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent for the benefit of the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

     SECTION 6.  COLLATERAL

               1. As security for the prompt payment in full of all Revolving Loans and Letters of Credit (including the Existing Letters of Credit) made, deemed made and to be made to the Companies from time to time by the Agent and/or the Lenders pursuant hereto, as well as to secure the payment in full of the other Obligations, including without limitation all amounts payable with respect to the Term Loans and the guaranty provided for in Section 12 hereof, each of the Companies hereby pledges and grants to the Agent for the benefit of the Lenders a continuing general Lien upon and security interest in all of its:

                    (a)  present and hereafter acquired Inventory;

                    (b)  present and future Accounts;

                    (c)  present and future Documents;

                    (d) present and future General Intangibles (to the extent necessary to realize upon Accounts and Inventory); and

                    (e)  present and future Bank Accounts;

     together with all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and profits and products of, each of the foregoing.

               2. In addition, as security for the prompt payment in full of the Term Loans by the Agent and/or the Lenders pursuant hereto and the guaranty of the Term Loans provided for in Section 12 hereof each of the Companies hereby pledges and grants to the Agent for the benefit of the Lenders a continuing general Lien upon and security interest in all of its:

                    (a)  present and hereafter acquired Equipment;

                    (b)  all present and future Pledged Collateral;

                    (c) all present and future General Intangibles not described in Section 6, Paragraph 1 above;

     together with all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and profits and products of, each of the foregoing.

               3. Each of the Companies agrees to safeguard, protect and hold all Inventory for the Agent's account and make no disposition thereof except in the regular course of the business of the Companies as herein provided. Until the Agent has given the Companies notice to the contrary, as provided for below, any Inventory may be sold and shipped by the Companies to their customers in the ordinary course of their business, on open account and on terms currently being extended by them to their customers, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to the Agent for the benefit of the Lenders in accordance with Section 3, Paragraph 4 hereof. The Agent shall have the right to withdraw this permission at any time upon the occurrence of any Event of Default specified in Section 10 and until such time as such Event of Default is waived in writing by the Agent, in which event no further disposition shall be made of the Inventory by the Companies without the Agent's prior written approval. Cash sales or sales of inventory in which a Lien upon, or security interest in, Inventory is retained by the Companies shall be made by the Companies only with the approval of the Agent, and the proceeds of such sales or sales of Inventory for cash shall not be commingled with a Company's other property, but shall be segregated, held by the Companies in trust for the Agent for the benefit of the Lenders as the Agent's exclusive property, and shall be delivered immediately by the Companies to the Agent in the identical form received by the Companies by deposit to the Depository Accounts. Upon the sale, exchange or other disposition of Inventory, as herein provided, the security interest in the Companies' Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding the foregoing, the Companies may make cash sales of Inventory, provided that (a) the aggregate amount thereof for the Companies during any Fiscal Year does not exceed $1,000,000 and (b) the proceeds of such sales are turned over to the Agent by deposit in the Depository Accounts.

               4. Each of the Companies agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the Lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. Each of the Companies also agrees to safeguard, protect and hold all Equipment for the Agent's account and make no disposition thereof unless it first obtains the prior written approval of the Agent. Any sale, exchange or other disposition of any Equipment shall only be made by the Companies with the prior written approval of the Agent, and the proceeds of any such sales shall not be commingled with the Companies' other property, but shall be segregated, held by the Companies in trust for the Agent for the benefit of the Lenders as the Agent's exclusive property, and shall be delivered immediately by the Companies to the Agent in the identical form received by the Companies by deposit to the Depository Accounts. Upon the sale, exchange or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding anything hereinabove contained to the contrary, the Companies may sell, exchange or otherwise dispose of obsolete Equipment or Equipment no longer needed in the Companies' operations; provided, however, that (a) the then book value of the Equipment so disposed of does not exceed $5,000,000 in the aggregate for the Companies in any Fiscal Year and (b) the proceeds of such sales or dispositions are delivered to the Agent in accordance with the foregoing provisions of this Paragraph 6, except that the Companies may retain and use such proceeds to purchase forthwith replacement Equipment which the Companies determine in their reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence of an Event of Default which is not waived.

               5. The rights and security interests granted to the Agent for the benefit of the Lenders hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that any account maintained in any Company's name on the books of the Agent may from time to time be temporarily in a credit position, until the final payment in full to the Agent and the Lenders of all Obligations secured thereby and the termination of this Financing Agreement, it being understood that certain of the Collateral is security for some but not all of the Obligations as expressly provided in Section
     6. Any delay, or omission by the Agent and/or the Lenders to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver be in writing and signed by the Agent. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

               6. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other Person, or that certain of the Collateral is security for some but not all of the Obligations, the Agent shall have the right in its sole discretion to determine which rights, security, Liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent's or Lenders' rights hereunder.

               7. Any reserves or balances to the credit of the Companies and any other property or assets of the Companies in the possession of the Agent and/or the Lenders may be held by the Agent as security for the Obligations and applied in whole or partial satisfaction of the Obligations when due. The Agent may in its discretion charge any or all of the Financing Agreement Obligations to one or more Revolving Loan Accounts of the Companies when due.

               8. In the enforcement of its rights hereunder the Agent shall be entitled to liquidate any Collateral and apply the proceeds thereof to any of the Obligations secured thereby, it being understood that certain of the Collateral is security for some but not all of the Obligations as expressly provided in
     Section 6.

               9. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time in its discretion following the occurrence of an Event of Default which is continuing and without notice to the Companies, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

               10. (a) Each of the Companies agrees that at any time and from time to time, at the cost and expense of the Companies, the Companies will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect the Lien granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to the Pledged Collateral.

               (b) Each of the Companies agrees to defend the title to the Pledged Collateral pledged by it and the Lien thereon of the Agent against the claim of any other Person and to maintain and preserve such Lien until indefeasible payment in full of all of the Term Loans.

               11. (a) As long as no Default or Event of Default shall have occurred and be continuing (or, in the case of subsection (a)(i) of this Paragraph 13, as long as no notice thereof shall have been given by the Agent to the Companies):

               (i) Each of the Companies shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Financing Agreement or any other loan document; provided, however, that the Companies shall not exercise or shall refrain from exercising any such right if, in the Agent's judgment, such action would have a Material Adverse Effect on the value of the Pledged Collateral or any part thereof and provided, further, that the Companies shall give the Agent at least five Business Days' written notice of the manner in which it intends to exercise, or its reasons for refraining from exercising, any such right.

               (ii) Each of the Companies shall be entitled to receive and retain any and all dividends paid in respect of the Pledged Collateral, other than any and all

                    (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

                    (B) dividends and other distributions paid or payable in cash in respect of any Pledged Shares or Additional Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

                    (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged
               Collateral,

          all of which shall be forthwith delivered to the Agent to hold as Pledged Collateral and shall, if received by the Companies, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Companies, and be forthwith delivered to the Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

               (iii) The Agent shall execute and deliver (or cause to be executed and delivered) to the Companies all such proxies and other instruments as the Companies may reasonably request for the purpose of enabling the Companies to exercise the voting and other rights which they are entitled to exercise pursuant to paragraph (i) above and to receive the dividends which they are authorized to receive and retain pursuant to paragraph (ii) above.

               (b) Upon the occurrence and during the continuance of an Event of Default:

               (i) Upon notice by the Agent to the Companies, all rights of the Companies to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to subsection (a)(i) above shall cease, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to exercise such voting and other consensual rights.

               (ii) All rights of the Companies to receive the dividends which they would otherwise be authorized to receive and retain pursuant to subsection (a)(ii) above shall cease, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends.

               (iii) All dividends which are received by the Companies contrary to the provisions of subsection (b)(ii) above shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Companies and shall be forthwith paid over to the Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

               (iv) The Companies shall, if necessary to permit the Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to subsection (b)(i) and to receive all dividends and distributions which it may be entitled to receive under subsection (b)(ii) above, execute and deliver to the Agent, from time to time and upon written notice of the Agent, appropriate proxies, dividend payment orders and other instruments as the Agent may reasonably request. The foregoing shall not in any way limit the Agent's power and authority granted pursuant to Section 10 hereof.

               12. (a) Except as otherwise permitted hereby, each of the Companies agrees that it will not (i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for the Lien created pursuant to this Financing Agreement.

               (b) Each of the Companies agrees that it will (i) cause each issuer of the Pledged Shares not to issue any shares of stock or other securities in addition to or in substitution for the Pledged Shares, except with the written consent of the Agent to the Companies, (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all Additional Shares, and (iii) promptly (and in any event within three Business Days) deliver to the Agent a Pledge Amendment, duly executed by the each of the Companies, in substantially the form of Exhibit D (a "Pledge Amendment"), in respect of the Additional Shares, together with all certificates or other instruments representing or evidencing the same. Each of the Companies hereby (i) authorizes the Agent to attach each Pledge Amendment to this Financing Agreement, (ii) agrees that all Additional Shares listed on any Pledge Amendment delivered to the Agent shall for all purposes hereunder constitute Pledged Shares, and (iii) is deemed to have made, upon such delivery, the representations and warranties contained in this Financing Agreement with respect to such Pledged Collateral.

     SECTION 7.  REPRESENTATIONS, WARRANTIES AND COVENANTS

               1. Each of the Companies hereby warrants and represents and/or covenants that: (a) the fair value of its assets exceeds the book value of its liabilities; (b) it is generally able to pay its debts as they become due and payable; and (c) it does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. Each of the Companies further warrants and represents that Schedule 7.1 hereto correctly and completely sets forth its chief executive office and all of its Collateral locations; and except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute the first and only Liens on the Collateral; that, except for the Permitted Encumbrances, the Companies are or will be at the time additional Collateral is acquired by them, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or Liens in favor of others; that the Companies will at their expense forever warrant and, at the Agent's request, defend the same from any and all claims and demands of any other Person other than the Permitted Encumbrances; that the Companies will not grant, create or permit to exist, any Lien upon or security interest in the Collateral, or any proceeds thereof, in favor of any other Person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of its Inventory and that the Equipment is and will only be used by the Companies in their business and will not be held for sale or lease, or removed from their premises, or otherwise disposed of by the Companies without the prior written approval of the Agent except as otherwise permitted in Section 6, Paragraph 4 hereof.

               2. Each of the Companies hereby further warrants and represents as to itself and its Subsidiaries as follows:

               (a) Organization, Good Standing, Etc. Each of the Companies and each of the Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder and to consummate the transactions contemplated hereby, and (iii) is in good standing and is duly qualified to do business in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except for failures that in the aggregate have no Material Adverse Effect.

               (b) Authorization, Etc. The execution, delivery and performance by each of the Companies of each Loan Document to which it is a party, (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws, any Requirement of Law or any contractual restriction binding on or otherwise affecting it or any of its properties or result in a default under any agreement or instrument to which each of the Companies is a party or by which they or their respective properties may be subject, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

               (c) Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary in connection with the execution and delivery by any of the Companies of each loan document to which it is a party, consummation of the transactions therein contemplated, performance of or compliance with the terms and conditions thereof or to ensure the legality, validity, enforceability and admissibility in evidence thereof, except for the filings and recordings in respect of the liens created pursuant to this Financing Agreement and the other Loan Documents.

               (d) Enforceability of Loan Documents. The Financing Agreement is, and each other ancillary document in connection herewith to which any of the Companies is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

               (e) Subsidiaries. Schedule 7.2(e) hereto is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding capital stock of each Subsidiary of each of the Companies in existence on the Closing Date. All shares of such stock owned by any of the Companies, as indicated in such Schedule, are owned free and clear of all Liens except Liens in favor of the Agent and the Lenders.

               (f) Litigation. Except as set forth on Schedule 7.2(f) hereto, there is no (i) litigation, investigation or proceeding (judicial or administrative) pending or threatened against any of the Companies or any Subsidiary or its respective assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement, (ii) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under the Financing Agreement or (iii) to the best knowledge of the Companies, suit, action, investigation or proceeding (judicial or administrative) pending or threatened against the Companies or any Subsidiary or their respective assets, which, if adversely determined, would have a Material Adverse Effect.

               (g) Financial Condition. The Companies have heretofore furnished to the Agent (i) Consolidated Financial Statements for the fiscal year ended September 30, 1995, as examined and reported on by Price Waterhouse LLP, independent certified public accountants and (ii) unaudited Consolidated Financial Statements contained in the quarterly report on Form 10-Q for the period ended June 30, 1996 together with consolidating statements of profit and loss, cash flow and surplus of the Companies and all Subsidiaries of each relating to such period. Such financial statements (including the notes thereto) present fairly, in all material respects, the financial condition of the Companies as of the end of the period to which such financial statements relate, and the results of its operations and the cash flows for the period then ended, as applicable, all in conformity with GAAP applied on a basis consistent with that of the preceding Fiscal Year except for a change in the valuation of Inventory from the "LIFO" to the "FIFO" method of accounting. Except as disclosed therein, the Companies do not have any material contingent liabilities (including liabilities for taxes), unusual forward or long term commitments or unrealized or anticipated losses from unfavorable commitments.

               (h) Compliance with Law, Etc. Each of the Companies is not in violation of its charter or by-laws, any law (including but not limited to violations pertaining to the conduct of its business or the use, maintenance or operation of the real and personal properties owned or possessed by it) or any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties, except for the noncompliance with any law, agreement or instrument which could not, in the aggregate for all such instances of noncompliance, have a Material Adverse Effect.

               (i)  ERISA.

               (i) Schedule 7.2(i) separately identifies all Qualified Plans, all Title IV Plans, all Multiemployer Plans, all unfunded Pension Plans and all Welfare Benefit Plans that provide retiree benefits (other than continuation coverage provided pursuant to Section 4980B of the Code).

               (ii) Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Companies nothing has occurred which would cause the loss of such qualification or tax-exempt status.

               (iii) Except as set forth on Schedule 7.2(i), each Plan is in compliance in all material respects with applicable provisions of ERISA and the Code, including, without limitation, the filing of reports required under ERISA or the Code which are true and correct in all material respects as of the date filed, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan.

               (iv) None of the Companies or any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such Qualified Plan.

               (v) With respect to all Welfare Benefit Plans, the present value of future anticipated expenses for retiree benefits pursuant to the latest actuarial projections of liabilities does not exceed $105,000,000, and copies of such latest projections have been made available to the Lenders.

               (vi) With respect to Pension Plans, other than Qualified Plans, the present value of the liabilities for current participants thereunder using PBGC interest assumptions does not exceed $1,500,000. The Unfunded Pension Liability, in the aggregate, for all Title IV Plans does not exceed the amount reflected in the Companies' financial statements delivered to the Agent and the Lenders.

               (vii) Except as set forth on Schedule 7.2(i), there has been no, nor is there reasonably expected to occur, any ERISA Event or event described in Section 4068 of ERISA with respect to any Title IV Plan.

               (viii) Except as set forth on Schedule 7.2(i), there are no pending or, to the knowledge of the Companies, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (i) any Plan or any Qualified Plan or the assets of any such Plan, (ii) any fiduciary with respect to any Plan or Qualified Plan or (iii) the Companies with respect to any Plan or Qualified Plan.

               (ix) None of the Companies or any ERISA Affiliate has incurred or has any reasonable likelihood of incurring any Withdrawal Liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability).

               (x) Within the last five years none of the Companies or any ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Pension Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity.

               (xi) Except as set forth on Schedule 7.2(i), no Welfare Benefit Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant) which would result in a liability in an amount which would have a Material Adverse Effect. Each Company and each ERISA Affiliate has complied with the notice and continuation coverage requirements of
          Section 4980B of the Code and the regulations thereunder, except for non-compliances which in the aggregate would have no Material Adverse Effect.

               (xii) None of the Companies has engaged in a prohibited transaction, as defined in Section 4975 of the Code or Section 406 of ERISA, in connection with any Plan, which would subject or has any reasonable likelihood of subjecting the Companies (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the Code or any other material liability.

               (xiii) No liability under any Plan or Qualified Plan (whether terminated or on-going) has been funded or satisfied through the purchase of a contract from an insurance company that is not rated AA or better by Standard & Poor's Corporation or any equivalent or higher rating by another nationally recognized rating agency.

               (xiv) None of the Companies and no ERISA Affiliate has any liability under any terminated "employee benefit plan", as defined in Section 3(3) of ERISA, of any related or unrelated entity.

               (xv) The present value of the liability, if any, with respect to all unfunded Pension Plans of the Companies is reflected on the most recent audited financial statements delivered to the Lenders pursuant to this Agreement.

               (j) Taxes, Etc. All tax returns required to be filed by any of the Companies have been properly prepared, executed and filed in all jurisdictions in which such tax returns are required to be filed on the due date therefor. All taxes, assessments, fees and other governmental charges upon the Companies or upon any of their respective properties, income, sales or franchises which are shown thereon as due and payable have been paid. The reserves and provisions for taxes, if any, on the books of the Companies are adequate for all open years and for its current fiscal period. None of the Companies know of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against). The federal income tax liabilities of the Companies have been finally determined by the IRS, or the time for audit has expired, for all fiscal periods ended on or prior to September 30, 1992 all such liabilities (including all deficiencies assessed following audit) have been satisfied.

               (k) Regulations G, T, U or X. The Companies are not and will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X issued by the Board), and no proceeds of any loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

               (l) Nature of Business. The Companies are not engaged in any business other than as described in Harvard's Prospectus, dated October 23, 1995, relating Harvard's 11 1/8% Senior Notes 2005.

               (m) Adverse Agreements, Etc. None of the Companies is a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority or regulatory body, which has a Material Adverse Effect.

               (n) Holding Company and Investment Company Acts. None of the Companies is a (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

               (o) Permits, Etc. The Companies have all material permits, material licenses, authorizations and material approvals required for them lawfully to own and operate their business.

               (p) Priority; Title. The liens granted under this Financing Agreement constitute and shall at all times constitute perfected, first priority liens on the Collateral, which are subject to no other liens other than Permitted Encumbrances, and the Companies are the sole and absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create liens therein. No person has any right of first refusal, option or other preferential right to purchase any Collateral. The Companies will at their expense forever warrant and, at the Agent's request, defend the same from any and all claims and demands of any other person other than the Permitted Encumbrances. The Companies will not grant, create or permit to exist, any lien upon the Collateral, or any proceeds thereof, in favor or any other person other than Permitted Encumbrances. The Companies have good and marketable title or a valid leasehold interest in all of their properties and assets, free and clear of all liens except Permitted Encumbrances.

               (q) Full Disclosure. No representation or warranty made by the Companies this Financing Agreement or any other Loan Document is inaccurate or misleading in any material respect and no loan document or schedule or exhibit thereto and no certificate, report, statement or other document or information furnished to the Agent or the Lenders in connection herewith or therewith or with the consummation of the transactions contemplated hereby and thereby, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading. To the extent the Companies furnish any projections of the financial position and results of operations of the Companies for, or as at the end of, certain future periods, such projections were believed at the time furnished to be reasonable, have been or will have been prepared on a reasonable basis and in good faith by the Companies, and have been or will be based on assumptions believed by the Companies to be reasonable at the time made and upon the best information then reasonably available to the Companies. There is no fact materially adversely affecting the condition or operations, financial or otherwise, or the business or prospects of any of the Companies which has not been set forth in a footnote included in the financial statements referred to in Section 7, Paragraph 2(g) hereof, in a Schedule hereto or in any other written information delivered to the Agent prior to the Closing Date.

               (r)  Environmental Matters.  Except as disclosed in
     Schedule 7.2(r), (i) none of the operations of the Companies are the subject of any federal, state or local investigation to determine whether any Remedial Action is needed to address the presence, disposal, Release or threatened Release, (ii) to the best of the Company's knowledge, information and belief, the Companies do not have any contingent liability in connection with any Release, which could reasonably be expected to result in material Environmental Costs and Liabilities, (iii) the operations of the Companies are in compliance in all material respects with all Environmental Laws; (iv) there has been no Release at any of the properties owned or operated by the Companies or, to the best of the Company's knowledge, information and belief, any predecessor in interest or title, or to the best of the Company's knowledge, information and belief and except as disclosed in writing to the Agent, at any disposal or treatment facility which received Hazardous Materials generated by the Companies or, to the best of the Company's knowledge, information and belief, any predecessor in interest or title, which is reasonably likely to result in the Companies' incurring material Environmental Liabilities and Costs; (v) no Environmental Actions are pending or, to the best of the Company's knowledge, information and belief, threatened against the Companies or, to the best of the Company's knowledge, information and belief, any predecessor in interest or title which, if adversely determined, could reasonably be expected to result in the Companies incurring material Environmental Liabilities and Costs; (vi) the Companies have obtained all permits, approvals, authorizations and licenses required by Environmental Laws necessary for their operations, and all such permits, approvals, authorizations and licenses are in effect and the Companies are in compliance with all terms and conditions of such permits, approvals, authorizations and licenses except where failure to obtain or comply could not result in material Environmental Liabilities and Costs; and (vii) to the best of the Company's knowledge, information and belief, and except as disclosed in writing to the Agent, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Companies or any predecessor in interest or title which, if adversely determined, is reasonably likely to result in material Environmental Liabilities and Costs to the Companies.

               (s) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

               (t) Insurance. The Companies keep their properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law,
     (iii) public liability insurance in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or by the loan documents. Schedule 7.2(u) hereto sets forth a list of all insurance maintained by the Companies on the Closing Date.

               (u)  Use of Proceeds.  The proceeds of the initial
     Revolving Loans and the Term Loans shall be used to repay
     Indebtedness under the Existing Revolving Credit Agreement and to pay all fees and expenses incurred or in connection with this Financing Agreement.

               (v)  Financial Accounting Practices, Etc.

                    (i) The Companies make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their respective assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP except as previously disclosed to the Agent and (B) to maintain accountability for assets.

                    (ii) The Companies maintain a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each request made by a Company pursuant to Section 3, Paragraph 1 hereof (including, without limitation, information relating to the identification of assets which are Inventory and the valuation thereof) is accurate.

               (w) No Material Adverse Effect. Since June 30, 1996, there has not occurred any Material Adverse Change or any event which could have a Material Adverse Effect.

               (x)  Real Property; Leases.

                    (i) As of the Closing Date, the Companies have valid leasehold interests in the Leases described in Schedule 7.2(x) hereto. None of the Leases is subject to any Lien except Liens granted to the Agent pursuant to this Financing Agreement and Permitted Encumbrances. Schedule 7.2(x) hereto sets forth with respect to each Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. Except as set forth on Schedule 7.2(y) hereto, no consent or approval of any landlord or other third party in connection with the Leases is necessary for any of its Companies to enter into and execute the loan documents. None of the Companies or, to the knowledge of any of the Companies, any other party to any Lease is in default of its obligations thereunder and neither the Companies nor any other party to any such Lease has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any such Lease, except for defaults the consequence of which in the aggregate would have no Material Adverse Effect.

                    (ii) All permits required to have been issued to the Companies with respect to the real property owned or leased by any of the Companies to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used (separate and apart from any other properties), have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect, and all such real property complies in all material respects with all applicable legal and insurance requirements.

                    (iii) None of the Companies has received any notice, nor has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by any Company.

                    (iv) No portion of any real property owned or leased by any of the Companies has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition existing prior to such casualty or which if not repaired or restored is not reasonably likely to result in a Material Adverse Effect. Except as disclosed to the Agent in writing, no portion of any of the real property owned or leased by any of the Companies is located in a special flood hazard area as designated by any Governmental Authority.

               (y) Location of Bank Accounts. Schedule 7.2(y) hereto sets forth a complete and accurate list as of the Closing Date of all deposit and other accounts, maintained by the Companies together with a description thereof (i.e. the bank at which such deposit or other account is maintained and the account number and the purpose thereof).

               (aa) No Event of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default..

               (bb) Capital Leases. As of the Closing Date, Capital Lease Obligations of the Companies do not exceed $25,000,000 in the aggregate.

               (cc)  Labor Relations; Collective Bargaining
     Agreements. (i) Set forth on Schedule 7.2(cc) hereto is a list (including dates of termination) of all Collective Bargaining Agreements between or applicable to the Companies and any union, labor organization or other bargaining agent in respect of the employees of any of the Companies.

                    (ii) None of the Companies is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against any of the Companies or, to the best knowledge of any of the Companies, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any Collective Bargaining Agreement is now pending against any of the Companies or, to the best knowledge of any of the Companies, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any of Companies or, to the best knowledge of any of the Companies, threatened against any of Companies, and (iii) to the best knowledge of any of Companies, no union representation question existing with respect to the employees of any of Companies, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as would have no Material Adverse Effect.

               (dd) Intellectual Property. The Companies own or license or otherwise have the right to use all material licenses, permits, Patents, Patent applications, Trademarks, Trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights (including, without limitation, all Intellectual Property as defined in the Intellectual Property Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including, without limitation, all trade names associated with any private label brands of any of the Companies. To the best knowledge of the Companies, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Companies or any of their respective subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened. No Patent, invention, device, application, principle and no statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Companies, proposed, other than those the consequences of which in the aggregate have no Material Adverse Effect.

               3. The Companies agree to maintain books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require. The Companies agree that the Agent or its agents may enter upon any of the Companies' premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto. The Companies agree to afford the Agent prior written notice of any change in the location of any Collateral, other than shipments of Inventory in the ordinary course of business to locations that, as of the date hereof, are known to the Agent and at which the Agent has filed financing statements and otherwise fully perfected its Liens thereon. Each of the Companies agrees to advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to the Agent therein.

               4. Each of the Companies agrees to: execute and deliver to the Agent, from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral pledged to the Agent hereunder. The Companies' failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Agent's security interests in the Collateral.

               5. Each of the Companies agrees to comply with the requirements of all state and federal laws in order to grant to the Agent valid and perfected first security interests in the Collateral. To the extent permitted by law, the Agent is hereby authorized by each of the Companies to file any financing statements covering the Collateral whether or not such Company's signature appears thereon. Each of the Companies agrees to do whatever the Agent may reasonably request, from time to time, by way of: filing notices of Liens, financing statements, amendments, renewals and continuations thereof; cooperating with the Agent's custodians; keeping stock records; transferring proceeds of Collateral to the Agent's possession following an Event of Default; and performing such further acts as the Agent may reasonably require in order to effect the purposes of this Financing Agreement.

               6. (a) Each of the Companies agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All policies covering the Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent for the benefit of the Lenders, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Agent may require to fully protect the Agent's interest in the Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent, premium prepaid, with the loss payable endorsement in the Agent's favor, and shall provide for not less than thirty (30) days' prior written notice to the Agent of the exercise of any right of cancellation. At the Companies' request, or if the Companies fail to maintain such insurance, the Agent may arrange for such insurance, but at the Companies' expense and without any responsibility on the Agent's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, in the name of the Agent or the Companies or any of them, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

               (b)(i) In the event of any loss or damage by fire or other casualty, the Companies shall prepay the Revolving Loans in an amount equal to all insurance proceeds relating to Inventory received and, if there are no Revolving Loans outstanding and the Agent so determines, the Term Loans; and

               (ii) in the event any part of a Company's fixed assets is damaged by fire or other casualty, the Companies shall apply all insurance proceeds received on account of such damage or other casualty (the "Insurance Proceeds") as follows:

                    (x) if the auction sale value of
               remaining fixed assets (the "ASV") is greater than $55,000,000, towards the repayment of the Revolving Loans and, if there are no Revolving Loans outstanding and the Agent so reasonably determines at its sole option, towards the prepayment of the Term Loans or returned to such Company; or

                    (y) if the ASV is $55,000,000 or less, at the
               option of the Agent reasonably determined, either
               (a) towards the repayment of the Revolving Loans; or (b) towards the prepayment of the Term Loans; or (c) towards repayment of both the Revolving Loans and the Term Loans as the Agent shall reasonably determine; provided, however that to the extent the Revolving Loans are repaid under clauses (a) or (c) above, an amount equal to 50 percent of the amount by which the ASV is less than $55,000,000 shall be added to the Availability Reserve.

               7. Each of the Companies agrees to pay, when due, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Companies or the Collateral and if such taxes remain unpaid after the date fixed for the payment thereof, unless such taxes are being diligently contested in good-faith by the Companies by appropriate proceedings, or if any Lien shall be claimed thereunder (a) for taxes due the United States of America or (b) which in the Agent's opinion might create a valid obligation having priority over the rights granted to the Agent herein, the Agent may, on the Companies' behalf, pay such taxes, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand.

               8. Each of the Companies: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, with which the failure to comply would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the Companies' business; provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent's reasonable opinion, materially and adversely effect the Agent's rights or priority in the Collateral; and (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Companies. Each of the Companies hereby jointly and severally indemnifies the Agent and the Lenders and agrees to defend and hold the Agent and the Lenders harmless from and against any and all loss, damage, claim, liability, injury or expense which the Agent and/or the Lenders may sustain or incur (other than as a result of actions of the Agent and/or the Lenders) in connection with: any claim or expense asserted against the Agent and/or the Lenders as a result of any environmental pollution, hazardous material or environmental clean-up of the Companies' real property; or any claim or expense which results from the Companies' operations (including, but not limited to, the Companies' off-site disposal practices) and the Companies further agree that this indemnification shall survive termination of this Financing Agreement as well as the payment of all Obligations or amounts payable hereunder. Notwithstanding the foregoing, no Company shall be deemed to have breached any provision of this Paragraph 8 if (i) the failure to comply with the requirements of this Paragraph 8 resulted from good-faith error or innocent omission,
     (ii) such Company promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within fifteen (15) business days following such Company's receipt of notice of such failure.

               9. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Companies agree:

               (a) unless the Agent shall have otherwise consented in writing, the Companies will furnish to the Agent and each Lender, within ninety (90) days after the end of each Fiscal Year of the Companies, Consolidated Financial Statements as at the close of such year, audited by independent public accountants selected by the Companies and satisfactory to the Agent and an unaudited Consolidating Balance Sheet and consolidating statements of profit and loss, cash flow and surplus of the Companies and all Subsidiaries of each as at the close of such year; within forty five (45) days after the end of each Fiscal Quarter Consolidated Financial Statements and Consolidating Balance Sheet as at the end of such period and consolidating statements of profit and loss, cash flow and surplus of the Companies and all Subsidiaries of each, certified by an authorized financial or accounting officer of Harvard; and within thirty-five (35) days after the end of each of the first eleven (11) months of each Fiscal Year Consolidated Financial Statements and Consolidating Balance Sheet and consolidating statements of profit and loss, cash flow and surplus of the Companies and all Subsidiaries of each as at the end of such month certified by an authorized financial or accounting officer of Harvard; and from time to time, such further information regarding the business affairs and financial condition of the Companies and any subsidiaries thereof as the Agent may reasonably request, including, without limitation, (i) the accountant's management practice letter and (ii) annual cash flow projections in form satisfactory to the Agent. Each financial statement which the Companies are required to submit hereunder must be accompanied by an officer's certificate, signed by the President, Chief Financial Officer, Vice President, Controller or Treasurer of Harvard, pursuant to which any one such officer must certify that: (i) the financial statement(s) fairly and accurately represent(s) the Companies' financial condition at the end of the particular accounting period, as well as the Companies' operating results during such accounting period, subject to year-end audit adjustments; (ii) during the particular accounting period: (x) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; and (y) the Companies have not received any notice of cancellation with respect to its property insurance policies; and (iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement;

               (b) to provide the Agent from time to time, with reports showing the current status of Accounts of each of the Companies as reflected in the books and records of such Companies. Such reports shall be furnished to the Agent (i) weekly, where the aggregate Availability is $7,500,000 or more; and (ii) daily, where aggregate Availability is less than $7,500,000. Each such report shall be accompanied by an officer's certificate, signed by an Executive Officer, certifying such report as being complete and correct in all respects;

               (c) to provide the Agent within 15 days of the end of each month with (i) a report showing Eligible Inventory and ineligible Inventory as of the close of business on the last day of the immediately preceding month; and (ii) a report showing aging Trade Accounts Receivable as of the last day of the immediately preceding month. Each such report shall be accompanied by an officer's certificate, signed by an Executive Officer, certifying such report as being complete and correct in all respects; and

               (d) to furnish the Agent (i) promptly and in any event within ten (10) days after any of Company, any of its respective Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, and (ii) promptly and in any event within 10 days after any Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Qualified Plan, a written statement of the chief financial officer or other appropriate officer of Harvard describing such ERISA Event or waiver request and the action, if any, which the Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

               (e) to furnish the Agent promptly and in any event within three (3) days after receipt thereof, a copy of any correspondence any Company, any of its Subsidiaries or any ERISA Affiliate receives from the plan sponsor (as defined by Section 4001 (a)(10) of ERISA) of any Multiemployer Plan concerning potential withdrawal liability of such Company, its Subsidiaries and ERISA Affiliates in excess of $1,000,000 in the aggregate, or notice of any reorganization with respect to any Multiemployer Plan, together with a written statement of the chief financial officer or other appropriate officer of Harvard of the action which such Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto; and

               (f) as soon as reasonably practicable and in any event within thirty (30) days of the Closing Date, to enter into arrangements satisfactory to the Agent relating to Bank Accounts maintained with banks other than The Chase Manhattan Bank (the "Sub-Agents") in order to ensure that such Sub-Agents maintain the Bank Accounts held by them for the benefit of the Agent and the Lenders.

               10. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Companies agree that, without the prior written consent of the Agent, except as otherwise herein provided, none of the Companies will:

               (a) Mortgage, assign, pledge, transfer or otherwise permit any Lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Encumbrances and Liens granted by the Canadian
     Subsidiary to the extent permitted by the Harvard Notes.

               (b) Incur or create any Indebtedness other than the Permitted Indebtedness;

               (c) borrow any money on the security of any Collateral from sources other than the Agent and the Lenders other than Permitted Indebtedness secured by Permitted Purchase Money Liens;

               (d) sell, convey, transfer, lease or otherwise dispose of any of their assets or any interest therein to any Person, except (i) as otherwise permitted by this Financing Agreement;
     (ii) any Company or any Subsidiary may sell, convey, transfer, lease or otherwise dispose of its assets to any Company; (iii) as long as no Event of Default is continuing or would result therefrom, any such sale of assets for the fair market value thereof, payable at least 85% in cash or cash equivalents upon such sale; provided, however, that any such sale pursuant to clause (iii) above is made with the consent of the Agent (such consent not to be unreasonably withheld) and, in the case of clause (iii) above, any Asset Sale Proceeds arising therefrom shall be applied to the prepayment of the Revolving Loans and the Term Loans as required by Section 11, Paragraph 2; and (iv) Harvard may sell any assets that are or were at any time owned by ESNA.

               (e) Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by it, except that the Companies may (i) merge with each other and/or (ii) change their corporate name or address; provided that in any instance under clauses (i) and (ii) (x) the Companies shall give the Agent thirty (30) days' prior written notice thereof and (y) the Companies shall execute and deliver prior to or simultaneously with any such action any and all documents and agreements requested by the Agent (including, without limitation, any and all U.C.C. financing statements) to confirm (A) the assumption by the surviving corporation of all Obligations to the Agent and the Lenders of any Company so merged, (B) the continuation and preservation of all security interests and Liens granted to the Agent hereunder and (C) that such surviving corporation adopts, ratifies and confirms its agreement to be bound by and comply with this Financing Agreement;

               (f) Except as disclosed on Schedule 7.10(f) hereto, assume, guarantee, endorse or otherwise become liable upon the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, except that any Subsidiary that was not in existence on the Closing Date may guarantee the Harvard Notes if such Subsidiary guarantees the Financing Agreement Obligations pursuant to documentation reasonably satisfactory to the Agent;

               (g) Declare or pay any dividend of any kind on, or make any other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of, or purchase, acquire, redeem or retire, or make any other payment in respect of, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding; provided, however that:

                    (i)  the Companies (other than Harvard) may
     declare and pay dividends to a Company;

                   (ii)  Harvard may repurchase or redeem PIK
     Preferred Stock on or from time to time after the Closing Date, provided that at the time thereof and immediately after giving effect thereto, (w) no Default or Event of Default shall have occurred and be continuing, (x) no Revolving Loans shall be outstanding for a period of thirty (30) consecutive days, (y) Harvard shall not have made any change to the working capital management of itself and the Companies in order to comply with clause (x) above, and (z) the aggregate amount paid by Harvard in such repurchases and redemptions (including accrued dividends) does not exceed $10,000,000 in the aggregate from the Closing Date;

                      (iii)   Harvard may purchase or redeem PIK
     Preferred Stock from time to time after the Closing Date with the net cash proceeds received from the substantially concurrent sale of shares of common stock of Harvard;

                   (iv) Harvard may declare and pay dividends solely in shares of common stock of Harvard;

                    (v) Harvard may declare and pay dividends on the PIK Preferred Stock in accordance with the terms thereof, provided that such dividends are payable and paid solely in additional shares of PIK Preferred Stock having a liquidation preference not to exceed the amount of the dividend so declared and bearing dividends and having other terms identical to the PIK Preferred Stock as in effect on the Closing Date;

                   (vi) Harvard may purchase Harvard common stock or warrants or options to purchase Harvard common stock held by employees of Harvard or any Subsidiary, provided that (x) at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (y) the aggregate amount paid by Harvard in respect of such repurchases does not exceed $1,000,000 in any consecutive 12-month period.

               (h) The Companies shall not (i) purchase, redeem, prepay, defease or otherwise acquire for value any principal amount of Indebtedness, now or hereafter outstanding provided, however, that Harvard may redeem the Harvard Notes and, with the consent of the Agent, prepay other Permitted Indebtedness, in each case utilizing the net cash proceeds received from the substantially concurrent sale of shares of common stock of Harvard; or (ii) make any payment of in respect of any Indebtedness other than scheduled payments of principal and interest as and when due on Permitted Indebtedness, or (iii) pay any fee to any holder of Indebtedness other than the Agent or the Lenders for any waiver or amendment or for any other reason.

               (i) Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person (any of the foregoing being an "Investment"), except:

                    (a)  Investments by Harvard or the Companies
     existing on the date hereof and set forth in Schedule 7.10(i);

                    (b) (i) loans or advances made by any Company to any other Company and (ii) loans or advances made by any Subsidiary (other than a Company) to any Company and evidenced by a written instrument that provides that any payment of principal of, interest on and other amounts in respect of such loans or advances shall be subordinated to the prior payment in full of the Obligations on terms satisfactory in all respects to the Agent;

                    (c) loans or advances by any Company or any of their Subsidiaries (i) to any of their employees made in the ordinary course of business, so long as such loans and advances do not exceed $250,000 in the aggregate at any time outstanding, and (ii) to any of their employees who has moved more than 50 miles to take or continue employments with such Company or such Subsidiary, as the case may be, and who has not sold his or her residence prior to such move, where due proceeds of such loan or advance are used by such employee for the purpose of purchasing a residence and such loan or advance becomes due and payable upon the sale by such employee of his or her residence prior no such move, so long as such loans and advances do not exceed $250,000 in the aggregate at any time outstanding;

                    (d) investments arising from transactions by any Company or any of its Subsidiaries with customers or suppliers in the ordinary course of business, including endorsements of negotiable instruments, debt obligations and other investments received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers, arising in the ordinary course of business and in the exercise of the reasonable business judgment of such Company or such Subsidiary;

                    (e) loans or advances made by any Company or any Subsidiary to the Canadian Subsidiary in an aggregate principal amount not to exceed the Canadian dollar equivalent of $1,500,000 at any time outstanding:

                    (f)  all Guarantees permitted by Section 7,
     Paragraph 10(f) and Section 12 hereof;

                    (g)  any Investments consisting of non-cash
     consideration received in connection with a sale of assets permitted by Section 7, Paragraph 10(d) hereof;

                    (h) Investments in any Subsidiary, joint venture or partnership which conducts operations related to Harvard's automotive lines of business, provided that the aggregate amount of such Investments shall not exceed $2,500,000 from the Closing Date; and

                    (i) other Investments not exceeding $500,000 in the aggregate at any time outstanding.

               11. Until termination of this Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Companies shall maintain EBITDA of not less than:

               (a)  $12,092,000 for the Fiscal Quarter ending December
                    31, 1996;

               (b)  $26,177,000 for the two Fiscal Quarters ending
                    March 31, 1997;

               (c)  $48,042,000 for the three Fiscal Quarters ending
                    June 30, 1997;

               (d)  $63,607,000 for the Fiscal Year ending September
                    30, 1997;

               (e)  $70,000,000 for the Fiscal Year ending September
                    30, 1998; and

               (f)  $75,000,000    thereafter.

               12. Until termination of this Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Companies shall not make Capital Expenditures including, without limitation, by way of Capital Lease or the incurrence of Indebtedness with respect to Capital Expenditures during any period below in the aggregate amount for the Companies in excess of the amount set forth for said period:

               (a)  $26,893,000 for the Fiscal Quarter ending December
                    31, 1996;

               (b)  $42,689,000 for the two Fiscal Quarters ending
                    March 31, 1997;

               (c)  $55,260,000 for the three Fiscal Quarters ending
                    June 30, 1997;

               (d)  $55,260,000 for the Fiscal Year ending September
                    30, 1997; and

               (e) $45,000,000 for the Fiscal Year ending September 30, 1998 and for each Fiscal Year thereafter.

               13. Until termination of this Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Companies shall not utilize Revolving Loans to finance Capital Expenditures during any period below in the aggregate amount for the Companies in excess of the amount set forth for said period:

               (a)  $13,446,000 for the Fiscal Quarter ending December
                    31, 1996;

               (b)  $21,344,000 for the two Fiscal Quarters ending
                    March 31, 1997;

               (c) $27,630,000 for the three Fiscal Quarters ending June 30, 1997; and

               (d) $30,000,000 for the Fiscal Year ending September 30, 1997 and for each Fiscal Year thereafter.

               14. The Companies shall maintain a primary product liability insurance policy in the amount of $1,000,000 and an umbrella insurance policy in the amount of $50,000,000 or in such other amounts as the Agent may reasonably require.

               15. The Companies agree to advise the Agent in writing of: (a) all expenditures (actual or anticipated) in excess of $500,000 per site for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing; (b) the impact of said expenses on the Companies' working capital; and
     (c) any notices a Company receives from any local, state or federal authority advising such Company of any environmental liability (real or potential) stemming from the Companies' operations, premises or waste disposal practices or the waste disposal sites used by such Company and will provide the Agent with copies of all such notices if requested by the Agent. Harvard agrees to provide the Agent with a copy of its Quarterly EPA Reserve Report as soon as it is prepared.

               16. Except for transactions permitted hereby or as disclosed in the related party transactions section of Harvard's annual report on Form 10-K for the Fiscal Year ended September 30, 1995, without the prior written consent of the Agent, the Companies agree that they will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any affiliate of any of the Companies, except that any Company may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms no less favorable to such Company than could be obtained on an arms-length basis from unrelated third parties or other transactions entered into with the consent of the Agent (such consent not be unreasonably withheld).

     SECTION 8.  INTEREST, FEES AND EXPENSES

               1. Interest on the Revolving Loans shall be payable monthly as of the end of each month and shall be an amount equal to (a) the Applicable Base Rate Margin plus The Chase Manhattan Bank Rate per annum on the average of the net balances owing by each of the Companies to the Agent in such Company's Revolving Loan Account at the close of each day during such month on balances other than Libor Loans and (b) the Applicable Eurodollar Rate Margin plus the applicable Libor on any Libor Loan, on a per annum basis, on the Libor Loans owing by such Company to the Agent and/or the Lenders in such Company's Revolving Loan Account at the end of each Libor Period. In the event of any change in The Chase Manhattan Bank Rate, the rate under clause (a) above, as of the first of the month following any change, shall be equal to the Applicable Base Rate Margin plus The Chase Manhattan Bank Rate then in effect. The rates hereunder shall be calculated based on a 360-day year. The Agent and the Lenders shall be entitled to charge any of the Companies' Revolving Loan Accounts for the interest provided for herein when due.

               2. Interest on the Term Loans shall be payable monthly as of the end of each month on the unpaid balance or on payment in full in an amount equal to the Applicable Term Loan Margin plus The Chase Manhattan Bank Rate per annum, on the average of the net balance of the Term Loans owing by each Company to the Agent and/or the Lenders at the close of each day during such month. In the event of any change in The Chase Manhattan Bank Rate, the rate as of the first of the month following any change, shall be equal to the Applicable Term Loan Margin plus The Chase Manhattan Bank Rate then in effect. The rate hereunder shall be calculated based on a 360 day year. The Agent and the Lenders shall be entitled to charge any of the Companies' Revolving Loan Accounts for the interest provided for herein when due.

               3. The Companies may elect to use Libor as to any other outstanding Revolving Loans provided (a) there is then no Default or Event of Default, (b) the Companies have so advised the Agent of their election, to use Libor and the Libor Period selected no later than three (3) Business Days preceding the first day of the selected Libor Period, in which event (c) the election and Libor shall be effective provided there is then no Default or Event of Default, on the fourth Business Day following said notice and (d) no more than $40,000,000 principal amount of Libor Loans may be outstanding at any time. The Libor elections must be for $1,000,000 or whole multiples thereof and there shall be no more than three (3) Libor Loans outstanding at one time.
     If no such election is timely made or can be made, or if the Libor rate cannot be determined, then the Agent shall compute interest by reference to The Chase Manhattan Bank Rate. In addition, the Companies shall pay to the Agent for the benefit of the Lenders, upon the request of the Agent, such amount or amounts as shall compensate the Agent and/or the Lenders for any loss, costs or expenses incurred by the Agent and/or the Lenders (as reasonably determined by the Agent and the Lenders) as a result of: (i) any payment or prepayment on a date other than the last day of a Libor Period for such Libor Loan or (ii) any failure of the Companies to borrow a Libor Loan on the date for such borrowing specified in the relevant notice; such compensation to include, without limitation, an amount equal to any loss or expense suffered by the Agent and/or the Lenders during the period from the date of receipt of such payment or prepayment or the date of such failure to borrow to the last day of such Libor Period if the rate of interest obtained by the Agent and/or the Lenders upon the reemployment of an amount of funds equal to the amount of such payment, prepayment or failure to borrow is less than the rate of interest applicable to such Libor Loan for such Libor Period. The determination by the Agent and/or the Lenders of the amount of any such loss or expense, when set forth in a written notice to the Companies, containing the Agent's and/or the Lenders' calculations thereof in reasonable detail, shall be conclusive on the Companies, in the absence of manifest error. Calculation of all amounts payable to the Agent and/or the Lenders under this Paragraph 3 with regard to Libor Loans shall be made as though the Agent and/or the Lenders had actually funded the Libor Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such Libor Loans in an amount equal to the amount of the Libor Loans and having a maturity comparable to the relevant interest period; provided, however, that the Agent and the Lenders may fund each of the Libor Loans in any manner the Agent and the Lenders see fit and the foregoing assumption shall be used only for calculation of amounts payable under this Paragraph 3. In addition, notwithstanding anything to the contrary contained herein, to the extent that the Agent and the Lenders apply proceeds of Collateral, including the Accounts, or other amounts received by it from or on behalf of the Companies to the Revolving Loans such application shall be (i) initially to the Revolving Loans bearing interest based on The Chase Manhattan Bank Rate and (ii) subsequently to Libor Loans; provided, however, that (x) upon the occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding Libor Rate Loans exceeds Availability or the applicable maximum levels set forth therefor herein, the Agent and the Lenders may apply all such amounts received to the payment of Obligations in such manner and in such order as the Agent may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans which are Libor Loans, such application shall be treated as a prepayment of such loans and the Agent and the Lenders shall be entitled to the compensation described in this Paragraph.

               4. In consideration of the Letter of Credit Guaranty of the Agent, the Company obtaining the Letter of Credit shall pay the Agent for the benefit of the Lenders the Letter of Credit Guaranty Fee which shall be an amount equal to two percent (2%) per annum, payable monthly, on the face amount of each Letter of Credit less the amount of any and all amounts previously drawn under the Letter of Credit. The Lenders shall share in such Letter of Credit Guaranty Fee in accordance with their respective agreements with the Agent.

               5. Any charges, fees, commissions, costs and expenses charged to the Agent and/or the Lenders for the Companies' account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Financing Agreement or out of transactions relating thereto will be charged to the Revolving Loan Account of the Company obtaining the Letter of Credit in full when charged to or paid by the Agent and when made by any such Issuing Bank shall be conclusive on the Agent.

               6. The Companies shall jointly and severally reimburse or pay the Agent, as the case may be, for all Out-of-Pocket Expenses.

               7. Upon the last Business Day of each month, commencing with the last day of the month in which this Financing Agreement is executed, the Companies shall jointly and severally pay the Agent for the benefit of the Lenders the Revolving Line of Credit Fee.

               8. To induce the Agent and the Lenders to enter into this Financing Agreement and to extend to the Companies the Revolving Loans, Letters of Credit Guaranty and the Term Loans, the Companies shall jointly and severally pay to the Agent for the benefit of the Lenders a Loan Facility Fee in the amount set forth in the Fee Letter upon execution of this Financing Agreement, less any amounts which may have been paid by way of advance towards such Loan Facility Fee prior to the date hereof.

               9.   Upon the date hereof and on such annual
     anniversary hereof the Companies shall pay to the Agent the Agent Fee, which shall be fully earned and not refundable or rebateable when due and payment for which the Companies shall jointly and severally be liable.

               10. The Companies shall jointly and severally pay the Agent's standard charges for, and the fees and expenses of, the Agent personnel used by the Agent for reviewing the books and records of the Companies and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral; provided, however, that the foregoing shall not be payable except during the continuance of an Event of Default if the Companies are paying an Agent Fee.

               11. Each of the Companies hereby authorizes the Agent to charge its Revolving Loan Account with the Agent with the amount of all payments due hereunder as such payments become due. Each of the Companies confirms that any charges which the Agent may so make to the account of any of the Companies as herein provided will be made as an accommodation to the Companies and solely at the Agent's discretion. The Agent may in its sole and absolute discretion allocate any of the above fees and/or any other payments due under this Financing Agreement to the Companies' respective Revolving Loan Accounts in any proportion that the Agent may decide.

     SECTION 9.  POWERS

               Each of the Companies hereby constitutes the Agent on behalf of the Lenders or any Person or agent the Agent may designate as its attorney-in-fact, at the Companies' cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been paid in full:

                    (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Companies, or any one of them, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

                    (b) To receive, open and dispose of all mail addressed to the Companies, or any one of them, and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

                    (c)  To request from customers indebted on
     Accounts at any time, in the name of the Agent or the Companies, or any one of them, or that of the Agent's designee, information concerning the amounts owing on the Accounts;

                    (d) To transmit to customers indebted on Accounts notice of the Agent's interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Companies' accounts or any one of them; and

                    (e) To take or bring, in the name of the Agent or the Companies, or any one of them, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

     Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (d) and (e) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by the Agent. In addition, the powers set forth in (c) above will only be exercised in the name of the Companies, or any one of them, or a certified public accountant designated by the Agent prior to the occurrence of such Event of Default.

     SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

               1. Notwithstanding anything herein to the contrary, the Lenders acting through the Agent may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein "Events of Default"):

                    (a) cessation of the business of the Companies, or any one of them, or the calling of a meeting of the creditors of the Companies, or any one of them, for purposes of compromising their or its debts and obligations;

                    (b) the failure of the Companies, or any one of them, to generally meet debts as they mature;

                    (c) the commencement by or against the Companies, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, provided that in the event of any involuntary proceeding commenced against the Companies, or any one of them, such proceeding is not dismissed or discharged within thirty (30) days after commencement thereof;

                    (d) any representation or warranty made or deemed made by any Company herein shall prove to have been incorrect when made or deemed made;

                    (e) breach by the Companies, or any one of them, of any covenant contained herein (other than those referred to in clause (f) below) or in any other written agreement between the Companies, or any one of them, and the Agent and/or the Lenders, provided that such breach by the Companies, or any one of them, of any of the covenants referred in this clause (e) shall not be deemed to be an Event of Default unless and until such breach shall remain unremedied to the Agent's satisfaction for a period of ten (10) days from the date of such breach;

                    (f) breach by the Companies, or any one of them, of any covenant contained in or Section 7, Paragraphs 5, 6, and 9 through 12;

                    (g) failure of the Companies or any one of them to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to any of the Companies' Revolving Loan Accounts on the due date thereof;

                    (h) the Companies, or any one of them, shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) have any "accumulated funding deficiency" as defined in ERISA,
     (iii) have any Reportable Event as defined in ERISA, (iv) terminate any Plan, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA, and with respect to this clause (g) such event or condition (A) remains uncured for a period of thirty (30) days from date of occurrence and (B) could, in the reasonable opinion of the Agent, subject the Companies to any tax, penalty or other liability material to the business, operations or financial condition of the Companies; or

                    (i) Any Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount in excess of $2,500,000, when and as the same shall become due and payable, (ii) fail to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity, or (iii) be required to prepay or make any offer to prepay or repurchase any such Indebtedness prior to its stated maturity.

               2. Upon the occurrence of a Default and/or an Event of Default, the Agent may (at its option) and shall at the direction of the Required Lenders declare that all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 hereof shall be thereafter in the Agent's sole discretion and the obligation of the Agent and/or the Lenders to make Revolving Loans and open Letters of Credit shall cease unless such Default or Event of Default is waived in writing by the Agent or cured to the Agent's satisfaction, and upon the occurrence of an Event of Default the Agent may (at its option) and shall at the direction of the Required Lenders declare that:
     (a) all Obligations shall become immediately due and payable; (b) the Default Rate of Interest shall be charged on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 hereof, provided that with respect to this subclause (b), (i) the Agent has given the Companies written notice of the Event of Default, provided, however, that no notice is required if the Event of Default is the event listed in Paragraph 1, clause (c) of this Section 10 and (ii) the Companies have failed to cure the Event of Default within ten (10) days after the Agent deposited such notice in the United States mail in the event of the occurrence of the Event of Default other than that listed in Paragraph 1, clause (c) of this
     Section 10; and (iii) this Financing Agreement shall immediately terminate upon notice to the Companies. Notwithstanding the foregoing, no notice of termination is required if the Event of Default is the Event listed in Paragraph 1, clause (c) of this
     Section 10 in which event, upon the occurrence thereof, this Financing Agreement shall terminate and all Obligations shall automatically be immediately due and payable. The exercise of any option or remedy is not exclusive of any other option which may be exercised at any time by the Agent and/or the Lenders.

               3.(a) Immediately upon the occurrence of any Event of Default, the Agent may and at the request of the Required Lenders shall to the extent permitted by law: (i) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Companies' expense, such of the Companies' personnel, supplies or space at the Companies' places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (ii) bring suit, in the name of the Companies, or any one of them, or the Agent on behalf of the Lenders, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Companies or any of them or the Agent; (iii) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent's sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (iv) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory or Equipment without judicial process, and to enter any premises where any Inventory, Equipment and/or Bank Accounts may be located for the purpose of taking possession of or removing the same; and (v) exercise any other rights and remedies provided in law, in equity, by contract or otherwise.

               (b) The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Companies, or any one of them, or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate.

               (c) The Companies agree, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of the Companies or elsewhere and to make available to the Agent the premises and facilities of the Companies for the purpose of the Agent's taking possession of, removing or putting the Inventory and Equipment in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days' notice shall constitute reasonable notification and full compliance with the law.

               (d) The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys'
     fees), shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and the Companies shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the Companies or their successors or assigns, any surplus resulting therefrom.

               (e) The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

     SECTION 11.  TERMINATION; PREPAYMENT

               1. Except as otherwise permitted herein, the Companies may terminate this Financing Agreement and the Line of Credit provided, however that the Companies pay to the Agent for the benefit of the Lenders the Early Termination Fee if terminated prior to the first anniversary of the Closing Date. The Agent may and, if directed by the Required Lenders, shall terminate the Financing Agreement immediately upon the occurrence of an Event of Default; provided, however, that if the Event of Default is an event listed in Paragraph 1, clause (c) of Section 10 hereof, the Agent and the Lenders may regard the Financing Agreement as terminated and no notice to that effect shall be required. This Financing Agreement, unless terminated as herein provided, shall automatically continue from anniversary date to anniversary date following the initial Termination Date, provided, however, that (i) no Lender shall be required to extend its Commitment beyond the initial Termination Date and (ii) no Lender shall be required to extend its Commitment beyond the initial Termination Date or any subsequent Termination Date (if applicable) unless such Lender has given notice to the Agent no more than 60 nor less than 30 days prior to the initial Termination Date (or any subsequent Termination Date, if applicable) stating that it wishes to extend its Commitment beyond such initial Termination Date (or subsequent Termination Date, if applicable). Termination by any of the Companies shall constitute termination with respect to all Companies. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent and the Lenders may withhold any balances in the Companies' accounts (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent. All of the Agent's and Lenders' rights, Liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

               2. Upon receipt after the date hereof from one or more transactions of Asset Sale Proceeds aggregating

               (a) up to and including $20,000,000, the Companies shall prepay the Revolving Loans in an amount equal to such Asset Sale Proceeds and the Availability Reserve shall be increased by 50% of the amount of such Asset Sale Proceeds in excess of $10,000,000; and

               (b) in excess of $20,000,000, the Companies shall comply with clause (a) above with respect to the first $20,000,000 of Asset Sales Proceeds, and, with respect to the amount in excess of $20,000,000, such excess shall be applied to the Obligations in such amounts, together with an increase in the Availability, Reserve, as the Agent shall reasonably determine at the Agent's election.

     All prepayments shall be made together with accrued interest to the date of such prepayment on the amount prepaid.

     SECTION 12.  GUARANTY

               1.   Each Company hereby unconditionally and
     irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, and any and all expenses (including, without limitation, counsel fees and expenses) incurred by any Lender in enforcing any rights under this Financing Agreement. This guaranty is an absolute guaranty of payment and performance and not a guaranty of collection. Any term or provision of this guaranty or this Financing Agreement to the contrary notwithstanding, the maximum, aggregate amount of the Obligations guaranteed hereunder by each Company shall not exceed the maximum amount that can be hereby guaranteed without rendering this guaranty and this Financing Agreement, as it relates to such Company, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

               2. Each Company guaranties that the Obligations will be paid strictly in accordance with the terms of this Financing Agreement, the Promissory Notes and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders with respect thereto. The liability of each of the Companies under this Section 12 shall be absolute and unconditional irrespective of:

               (i) any lack of validity or enforceability of any provision of any other loan document or any other agreement or instrument relating to any loan document, or avoidance or subordination of any of the Obligations;

               (ii) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, this Financing Agreement, the Promissory Notes or any of the other loan documents;

               (iii) any exchange, release or non-perfection of any Lien on any Collateral for, or any release or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Obligations;

               (iv) the absence of any attempt to collect any of the Obligations from any of the other Companies or for any other guarantor or any other action to enforce the same or the election of any remedy by any Lender;

               (v) any waiver, consent, extension, forbearance or granting of any indulgence by the Agent or any Lender with respect to any provision of any other loan document;

               (vi) the election by the Agent or any Lender in any proceeding under chapter 11 of the Bankruptcy Code of the application of section 1111(b)(2) of the Bankruptcy
          Code;

               (vii) any borrowing or grant of a security interest by any of the Companies, as debtor-in-possession, under section 364 of the Bankruptcy Code;

               (viii) the disallowance, under section 502 of the Bankruptcy Code, of all or any portion of the claims of any Lender for payment of any of the Obligations; or

               (ix) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a borrower or a guarantor.

               3.   (a)  Each Company hereby (i) waives (A)
     promptness, diligence, notice of acceptance and any and all other notices with respect to any of the Obligations or this guaranty,
     (B) any requirement that the Agent or any Lender protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against any of the Companies or any other Person or any Collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of any of the Companies, (D) protest or notice with respect to nonpayment of all or any of the Obligations, (E) the benefit of any statute of limitation, (F) all demands whatsoever (and any requirement that same be made on any of the Companies as a condition precedent to the Companies' obligations hereunder); and (ii) covenants and agrees that this guaranty will not be discharged except by complete performance of the Obligations.

               (b) If, in the exercise of any of its rights and remedies, the Agent or any Lender shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against any of the Companies or any other Person, whether because of any applicable law pertaining to "election of remedies" or the like, each Company hereby consents to such action by such Lender and waives any claim based upon such action. Any election of remedies which results in the denial or impairment of the right of the Agent or such Lender to seek a deficiency judgment against any of the Companies shall not impair the obligation of each of the Companies to pay the full amount of the Obligations.

               (c)  In the event the Agent shall bid at any
     foreclosure or trustee's sale or at any private sale permitted by law or under any of the loan documents, the Agent may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed hereunder, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent might otherwise be entitled by reason of such bidding at any such sale.

               (d) Each Company agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Agent or any of the Lenders is prevented by applicable law from exercising its respective rights to accelerate the maturity of the Obligations, to collect interest on the Obligations, or to enforce or exercise any other right or remedy with respect to the Obligations, or the Agent is prevented from taking any action to realize on the Collateral, each Company agrees to pay to the Agent for the account of the Lenders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Agent or the Lenders.

               (e) Each Company consents and agrees that the Agent and the Lenders shall be under no obligation to marshall any assets in favor of the Companies, or any of them, otherwise in connection with obtaining payment of any or all of the Obligations from any Person or source.

               4. Each Company waives and relinquishes any and all rights which it may acquire by way of subrogation, contribution or reimbursement by reason of this guaranty or by any payment made hereunder.

               5. Upon the occurrence and during the continuance of any Event of Default, the Agent and each of the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any of the Companies against any and all of the Obligations, irrespective of whether or not such Lender shall have made any demand under this guaranty and although such obligations may be contingent and unmatured. The Agent and each of the Lenders agrees promptly to notify the Companies after any such set-off and application made by the Agent or such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Lender may have.

               6. To the extent any Company makes any payment under this guaranty which, when added to all preceding payments made by such Company under this guaranty would result in the aggregate payments under this guaranty by such Company exceeding its Percentage (as defined below) of all payments then or theretofore made by all Companies under this guaranty, such Company shall have a right of contribution against each other Company whose aggregate payments hereunder at any time of determination are less than its Percentage of all payments made by all Companies under this guaranty, in an amount such that after giving effect to any such contribution rights will have paid only its Percentage of all payments made under this guaranty by all Companies. As used in this paragraph, a Company's Percentage shall mean the percentage obtained by dividing (i) the amount by which the present fair saleable value of the assets of the Company on the date of enforcement of this guaranty exceeds its liabilities (without giving effect to this Section 12), (such excess for the Company defined as its "Guarantor Net Worth") by
     (ii) the sum of the Guarantor Net Worth of all Companies;

               7.   This guaranty is a continuing guaranty and shall
     (i) remain in full force and effect until indefeasible payment in full of the Obligations, (ii) be binding upon each of the Companies, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Agent and the Lenders and their respective successors, transferees, and assigns. Without limiting the generality of the foregoing clause (iii), the Agent and any Lender may assign or otherwise transfer any Promissory Note held by it or Obligation owing to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to the Agent or to such Lender herein or otherwise with respect to such Promissory Notes and Obligations so transferred or assigned.

     SECTION 13.  MISCELLANEOUS

               1. Each of the Companies hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Lenders or the Companies, or any of them, to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

               2. This Financing Agreement and the documents executed and delivered in connection therewith constitute the entire agreement among the Companies and the Agent and the Lenders; supersede all prior agreements, if any; and shall bind and benefit the Companies, the Agent and the Lenders and their respective successors and assigns. This Financing Agreement can be amended, modified or changed only by a writing signed by the Companies, the Agent and the Required Lenders (unless the consent of all Lenders is required pursuant to Section 15, Paragraph 10 hereof).

               3. In no event shall the Companies, upon demand by the Agent and/or the Lenders for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent and/or the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent and/or the Lenders ever receive, collect or apply any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Companies. This paragraph shall control every other provision hereof and of any other agreement made in connection herewith.

               4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

               5. THE COMPANIES, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT. EACH OF THE COMPANIES HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

               6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered or sent by telegram or telex, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

                    (a)  if to the Agent, at:

                         The CIT Group/Business Credit, Inc.
                         1211 Avenue of the Americas
                         New York, New York 10036
                         Attn: Robert Smith, Vice President and
                               Regional Manager
                         Fax No.: (212) 536-1293

                    (b)  if to any other party becoming a Lender
                         hereunder to the address specified in the Assignment and Transfer Agreement.

                    (c)  if to the Companies at:

                         Harvard Industries, Inc.
                         2502 North Rocky Point Drive
                         Tampa, Florida 33607
                         Attn: Joseph J. Gagliardi and Richard Dawson Esq. Fax No.: (813) 289-3578

                    and a copy to:

                         Arnold M. Sheidlower Esq.
                         2330 Vauxhall Road
                         Union, New Jersey  07080
                         Fax No.: (908) 851-8817

     or to such other address as any party may designate for itself by like notice.

               7. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE
     STATE OF NEW YORK.

               8. This Financing Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 14.  AGREEMENT BETWEEN THE LENDERS

               1. (a) The Agent, for the account of the Lenders, shall disburse all loans and advances to the Companies and shall handle all collections of Collateral and repayment of Obligations. It is understood that for purposes of advances to the Companies and for purposes of this Section 14 the Agent is using the funds of the Agent.

                    (b) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Companies that such Lender will not make such Lender's Ratable Portion of such borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such Ratable Portion available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Companies a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this clause shall be conclusive, absent manifest error. If such Lender's Ratable Portion is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans hereunder, on demand, from the Companies without prejudice to any rights which the Agent or the Companies may have against such Lender hereunder. Nothing contained in this subsection shall relieve any Lender which has failed to make available its Ratable Portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Companies the full amount of a requested advance when the Agent has any notice (written or otherwise) that any Lender will not advance its Ratable Portion thereof.

               2. On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their Ratable Portion of all outstanding Obligations.

               3. The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Companies.

               4. The Agent shall, after receipt of any interest and fees earned under this Financing Agreement, promptly remit to each Lender: (a) its Ratable Portion of all fees, provided, however, that (i) no Lender (other than CITBC) shall share in the Agent Fee; and (ii) each Lender shall receive its share of the Letter of Credit Guaranty Fee, the Revolving Line of Credit Fee, and the Loan Facility Fee in accordance with its agreements with the Agent contained in the Assignment and Transfer Agreement executed by such Lender; (b) interest on the Revolving Loans on all outstanding amounts advanced by such Lender on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to such Lender of the Companies's interest, computed at the rate provided for in Section 8 hereof less such amounts as may be agreed between such Lender and the Agent in the Assignment and Transfer Agreement executed by such Lender; (c) its pro rata portion of all principal repaid on the Term Loans; and (d) interest on the Term Loans computed at the rate provided for in Section 8 hereof less such amounts as may be agreed between such Lender and the Agent in the Assignment and Transfer Agreement executed by such Lender.

               5. (a) The Companies acknowledge that the Lenders may sell participations in the loans and extensions of credit made and to be made to the Companies hereunder. The Companies further acknowledge that in doing so, the Lenders may grant to such participants certain rights which would require the participant's consent to certain waivers, amendments and other actions with respect to the provisions of this Financing Agreement, provided that the consent of any such participant shall not be required except for matters requiring the consent of all Lenders hereunder as set forth in Section 15, Paragraph 10 hereof.

               (b) The Companies authorize each Lender to disclose to any participant or purchasing lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Companies and their affiliates which has been delivered to such Lender by or on behalf of the Companies pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Companies in connection with such Lender's credit evaluation of the Companies and their affiliates prior to entering into this Agreement.

               (c)  Each Lender and the Agent agree to keep
     information obtained by it pursuant hereto confidential in accordance with such Lender's or the Agent's, as the case may be, customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's or the Agent's, as the case may be, employees, representatives, agents and affiliates who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Agent, as the case may be, on a non-confidential basis from a source other than the Companies, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, or (d) to assignees or participants or potential assignees or participants who agree in writing for the benefit of the Companies to be bound by the provisions of this sentence.

               6. The Companies hereby agree that each Lender is solely responsible for its Ratable Portion of the Revolving Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available, its Ratable Portion of the Line of Credit. Further, should any Lender refuse to make available its Ratable Portion of the Revolving Line of Credit, then any other Lender may, but without obligation to do so, increase, unilaterally, its Ratable Portion of the Revolving Line of Credit in which event the Companies are so obligated to that other Lender.

               7. In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by the Companies or any one of them, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Financing Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys' fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared by the Lenders ratably. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement shall be shared ratably between and among the Lenders to the extent not reimbursed by the Companies or from the proceeds of Collateral. The provisions of this Paragraph shall not apply to any suits, actions, proceedings or claims that (a) predate the date of this Financing Agreement or (b) are based on transactions, actions or omissions that predate the date of this Financing Agreement.

               8. Each of the Lenders agrees with each other Lender that any money or assets of the Companies held or received by such Lender, no matter how or when received, shall be applied to the reduction of the Obligations (to the extent permitted hereunder) after (a) the occurrence of an Event of Default and
     (b) the election by the Agent or the Required Lenders to accelerate the Obligations. In addition, the Companies authorize, and the Lenders shall have the right, without notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of such Lender against the Obligations.

               9. CITBC shall have the right at any time to assign to one or more commercial banks, commercial finance lenders or other financial institutions all or a portion of its rights and obligations under this Financing Agreement (including, without limitation, its obligations under the Line of Credit, the Term Loans, the Revolving Loans and its rights and obligations with respect to Letters of Credit) with the consent of Harvard (such consent not to be unreasonably withheld); provided, however, that no such consent will be required following an Event of Default. Upon execution of an Assignment and Transfer Agreement, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of CITBC as the case may be hereunder and (ii) CITBC shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Financing Agreement.
     The Companies shall, if necessary, execute any documents reasonably required to effectuate the assignments. No other Lender may assign its interest in the loans and advances and extensions of credit hereunder without the prior written consent of the Agent (such consent not to be unreasonably withheld).

     SECTION 15.  AGENCY

               1. Each Lender hereby irrevocably designates and appoints CITBC as the Agent for the Lenders under this Financing Agreement and any ancillary loan documents and irrevocably authorizes CITBC as the Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and all ancillary documents together with such other powers as are reasonably incidental thereto, including, without limitation, to receive, indorse and collect all instruments made payable to the Companies representing any dividend or other distribution or payment in respect of the Pledged Collateral or any part thereof, to give full discharge for the same, and to vote or grant any consent in respect of the Pledged Shares authorized by Section 6, Paragraph
     9. Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement and the ancillary documents or otherwise exist against the Agent.

               2. The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

               3. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Financing Agreement or any ancillary document (except for its or such Person's own gross negligence or willful misconduct), or
     (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Companies or any of them, or any officer of any thereof contained in this Financing Agreement or any ancillary document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Financing Agreement or any of the ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement or any of the ancillary documents or for any failure of the Companies to perform their obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Financing Agreement or any of the ancillary documents or to inspect the properties, books or records of the Companies, or any of them.

               4. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Companies), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Financing Agreement and all ancillary documents unless it shall first receive such advice or concurrence of the Lenders, or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and all ancillary documents in accordance with a request of the Lenders, or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

               5. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Companies describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

               6. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Companies, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Companies and made its own decision to enter into this Financing Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Financing Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Companies. The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact.

               7. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Companies and without limiting the obligation of the Companies to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including negligence on the part of the Agent) which may at any time be imposed on, incurred by or asserted against the Agent in anyway relating to or arising out of this Financing Agreement or any of the ancillary documents or any of the documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this Paragraph shall survive the payment of the obligations.

               8. The Agent may make loans to, and generally engage in any kind of business with, the Companies as though the Agent were not the Agent hereunder. With respect to its loans made or renewed by it or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it was not the Agent and the terms "Lender" and "Lenders" shall include the Agent in its individual capacities.

               9. The Agent may resign as the Agent upon thirty (30) days' notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent. If the Agent shall resign as Agent, then the Lenders shall appoint a successor Agent for the Lenders whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent and the term "the Agent" shall mean such successor Agent effective upon its appointment, and the former Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

               10. No amendment or waiver of any provision of this Financing Agreement or any of the other Loan Documents, nor consent to any departure by any Company therefrom, shall in any event be effective unless the same shall be consented to in writing by the Required Lenders, and then any such waiver or consent shall be effective only in the specific instance for which given; provided, however, that no amendment, waiver or consent shall, unless consented to by all the Lenders in writing, do any of the following: (a) amend the Financing Agreement to
     (i) increase the Line of Credit; (ii) reduce the interest rates;
     (iii) reduce or waive (A) any fees in which the Lenders share hereunder or (B) the repayment of any Obligations due the Lenders; (iv) extend the maturity of the Obligations; or (v) alter or amend this Paragraph 10 or the definitions of Commitment, Eligible Accounts Receivable, Eligible Inventory, Accounts Receivable Advance Percentage, Inventory Advance Percentage, Collateral, Ratably or Required Lenders or (C) the Agent's criteria for determining compliance with such definitions of eligibility; (b) release Collateral in bulk without a corresponding reduction in the Obligations to the Lenders; or (c) intentionally make any Revolving Loan or assist in opening any Letter of Credit hereunder if after giving effect thereto the total of Revolving Loans and Letters of Credit hereunder for the Companies would exceed, at any time, the lesser of the Line of Credit and one hundred and ten percent (110%) of the Aggregate Net Availability, or any such "overadvances" would be outstanding for more than 60 days. In all other respects the Agent is authorized to take such actions or fail to take such actions if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders, including, but not limited to, the making of an overadvance or the termination of the Financing Agreement upon the occurrence of an Event of Default unless it is specifically instructed to the contrary by the Required Lenders.

               11. In the event any Lender's consent is required pursuant to the provisions of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) days after such request is made to such Lender, such failure to respond shall be deemed a consent. In addition, in the event that any Lender declines to give its consent to any such request, it is hereby mutually agreed that the Agent and/or any other Lender shall have the right (but not the obligation) to purchase such Lender's rights and obligations under this Financing Agreement (including, without limitation, its share of the Lines of Credit, the Term Loans, the Revolving Loans and its rights and obligations with respect to the Letters of Credit) for the full amount thereof together with accrued interest thereon to the date of such purchase.


               IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.
     This Financing Agreement shall take effect as of the date set forth above after being accepted below by an officer of the Agent and the Lenders after which, the Agent shall forward to the Companies a fully executed original for their files.

                                        Very truly yours,

                                        THE CIT GROUP/BUSINESS CREDIT,
                                        INC., AS AGENT AND LENDER

                                        By: /s/ Eric Miller
                                            ___________________________
                                            Vice President

     Read and Agreed to:

     HARVARD INDUSTRIES, INC.
     THE KINGSTON-WARREN CORPORATION
     HARMAN AUTOMOTIVE, INC.
     HAYES-ALBION CORPORATION
     DOEHLER-JARVIS, INC.
     DOEHLER-JARVIS GREENEVILLE, INC.
     DOEHLER-JARVIS POTTSTOWN, INC.
     DOEHLER-JARVIS TECHNOLOGIES, INC.
     DOEHLER-JARVIS TOLEDO, INC.

     By: /s/Joseph Gagliardi
         Title: Vice President and Chief Financial Officer




                                 EXHIBIT A

                   FORM OF REVOLVING LOAN PROMISSORY NOTE

                          HARVARD INDUSTRIES, INC.
                      THE KINGSTON-WARREN CORPORATION,
                          HARMAN AUTOMOTIVE, INC.,
                         HAYES-ALBION CORPORATION,
                            DOEHLER-JARVIS, INC.,
                     DOEHLER-JARVIS GREENEVILLE, INC.,
                      DOEHLER-JARVIS POTTSTOWN, INC.,
                     DOEHLER-JARVIS TECHNOLOGIES, INC.,
                        DOEHLER-JARVIS TOLEDO, INC.

                       REVOLVING LOAN PROMISSORY NOTE

                                                            October 4, 1996
     No. R-1
     [AMOUNT]

               FOR VALUE RECEIVED, the undersigned, HARVARD
     INDUSTRIES, INC., a Florida corporation, THE KINGSTON-WARREN CORPORATION, a New Hampshire corporation, HARMAN AUTOMOTIVE, a Michigan corporation, HAYES-ALBION CORPORATION, a Michigan corporation, DOEHLER-JARVIS, INC., a Delaware corporation, DOEHLER-JARVIS GREENEVILLE, INC., a Delaware corporation, DOEHLER-JARVIS POTTSTOWN, INC., a Delaware corporation, DOEHLER-JARVIS TECHNOLOGIES, INC., a Delaware corporation, and DOEHLER-JARVIS TOLEDO, INC., a Delaware corporation (the "Companies"), promise to pay to the order of [NAME OF LENDER] as Lender (the "Lender") under a certain Financing Agreement of even date herewith between THE CIT GROUP/BUSINESS CREDIT, INC., as Agent and Lender, other lenders party thereto and the Companies (herein the "Financing Agreement") at the Agent's office located at 1211 Avenue of the Americas, New York, New York, in lawful money of the United States of America and in immediately available funds, the principal amount of twenty two million, five hundred thousand dollars ($22,500,000), or, if less, such other principal amount advanced to such Company pursuant to Section 3, Paragraph 1 of the Financing Agreement and then outstanding. The balance of such Revolving Loan to each such Company will fluctuate as a result of the daily application of the proceeds of collections of the Accounts and the making of additional Revolving Loans to each such Company as described in Section 3. The Revolving Loans may be borrowed, repaid and reborrowed by the Companies in accordance with the terms and provisions of the Financing Agreement. A final payment in an amount equal to the outstanding aggregate balance of principal and interest remaining unpaid in respect of the Revolving Loans made to such Company, if any, under this Revolving Loan Promissory Note as shown on the books and records of the Agent shall be due and payable upon any termination of the Financing Agreement.

               All capitalized terms used herein shall have the meaning provided therefor in the Financing Agreement, unless otherwise defined herein.

               Each Company further promises to pay interest at such office, in like money, on the unpaid principal amount owing hereunder in respect of Revolving Loans made to such Company from time to time from the date hereof on the dates and at the rates specified in Section 8, Paragraph 1 of the Financing Agreement.

               If any payment on this Revolving Loan Promissory Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

               This Revolving Loan Promissory Note is one of the
     Revolving Loan Promissory Notes referred to in the Financing
     Agreement, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.

               The date and amount of the advance(s) made hereunder will be recorded on the separate ledgers maintained by the Agent, provided that any failure to record any such information on such ledgers shall not in any manner affect the obligation of each Company to make payments of principal and interest in accordance with the terms of this Revolving Loan Promissory Note. The aggregate unpaid principal amount of all advances made pursuant hereto may be set forth in the balance column on said schedule or such ledgers maintained by the Agent. All such advances, whether or not so recorded, shall be due as part of this Revolving Loan Promissory Note.

               Each Company confirms that any amount received by or paid to the Agent in connection with the Financing Agreement and/or any balances standing to its credit on any of its accounts on the Agent's books under the Financing Agreement may in accordance with the terms of the Financing Agreement be applied in reduction of this Revolving Loan Promissory Note, but no balance or amounts shall be deemed to effect payment in whole or in part of this Revolving Loan Promissory Note unless the Agent shall have actually charged such account or accounts for the purposes of such reduction or payment of this Revolving Loan Promissory Note.

               Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Revolving Loan Promissory Note may become, or be declared to be, immediately due and payable as provided in the Financing Agreement.

               Each Company and any and all guarantors, sureties and endorsers jointly and severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration, protest and diligence in collecting.

               This Revolving Loan Promissory Note shall be governed by, and construed in accordance with, the laws of the state of New York and the applicable federal laws of the United States.

                         HARVARD INDUSTRIES, INC.
                         THE KINGSTON-WARREN CORPORATION
                         HARMAN AUTOMOTIVE, INC.
                         HAYES-ALBION CORPORATION
                         DOEHLER-JARVIS, INC.
                         DOEHLER-JARVIS GREENEVILLE, INC.
                         DOEHLER-JARVIS POTTSTOWN, INC.
                         DOEHLER-JARVIS TECHNOLOGIES, INC.
                         DOEHLER-JARVIS TOLEDO, INC.

                         By: __________________________________
                             Title:

     Attest:


     Title:




                                 EXHIBIT B

                     FORM OF TERM LOAN PROMISSORY NOTE

                          HARVARD INDUSTRIES, INC.
                      THE KINGSTON-WARREN CORPORATION
                          HARMAN AUTOMOTIVE, INC.
                          HAYES-ALBION CORPORATION
                      DOEHLER-JARVIS GREENEVILLE, INC.
                       DOEHLER-JARVIS POTTSTOWN, INC.
                     DOEHLER-JARVIS TECHNOLOGIES, INC.
                        DOEHLER-JARVIS TOLEDO, INC.

                         TERM LOAN PROMISSORY NOTE

                                        October 4, 1996
     T-1
     [AMOUNT]

     FOR VALUE RECEIVED, the undersigned, HARVARD INDUSTRIES, INC., a Florida corporation, THE KINGSTON-WARREN CORPORATION, a New Hampshire corporation, HARMAN AUTOMOTIVE, a Michigan corporation, HAYES-ALBION CORPORATION, a Michigan corporation, DOEHLER-JARVIS GREENEVILLE, INC., a Delaware corporation, DOEHLER-JARVIS POTTSTOWN, INC., a Delaware corporation, DOEHLER-JARVIS TECHNOLOGIES, INC., a Delaware corporation, and DOEHLER-JARVIS TOLEDO, INC., a Delaware corporation (collectively, the "Companies"), promise to pay to the order of [NAME OF THE LENDER], (the "Lender") under a certain Financing Agreement of even date herewith between The CIT Group/Business Credit, Inc. as Agent and Lender, the other lenders which become party thereto and the Companies (herein the "Financing Agreement") at the Agent's office located at 1211 Avenue of the Americas, New York, New York, in lawful money of the United States of America and in immediately available funds, the principal amount set forth opposite the name of such Company on Schedule A hereto evidencing the Term Loan made to such Company by the Lender or, if less, the outstanding aggregate balance of principal and interest remaining unpaid in respect of the Term Loan of such Company as shown on the books and records of the Agent, which shall be due and payable upon the Termination Date.

     Capitalized terms used herein and defined in the Financing
     Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

     Each Company further agrees to pay interest at said office, in like money, on the unpaid principal amount owing by such Company hereunder from time to time from the date hereof on the date and at the rate specified in Section 8, Paragraph 2 of the Financing Agreement.

     If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     This Note is Term Loan Promissory Note referred to in the
     Financing Agreement, is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.

     Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Note by each Company may become, or be declared to be, at the sole election of the Agent, immediately due and payable as provided in the Financing Agreement.

                         HARVARD INDUSTRIES, INC.
                         THE KINGSTON-WARREN CORPORATION
                         HARMAN AUTOMOTIVE, INC.
                         HAYES-ALBION CORPORATION
                         DOEHLER-JARVIS GREENEVILLE, INC.
                         DOEHLER-JARVIS POTTSTOWN, INC.
                         DOEHLER-JARVIS TECHNOLOGIES, INC.
                         DOEHLER-JARVIS TOLEDO, INC.

                         By: _________________________________
                             Title:

     Attest:


     Title:




                                                            Schedule A

            Name of Borrower                       Term Loan

     Harvard Industries, Inc.

     Harman Automotive, Inc.

     Hayes-Albion Corporation

     The Kingston Warren Corporation

     Doehler-Jarvis Greeneville, Inc.

     Doehler-Jarvis Pottstown, Inc.

     Doehler-Jarvis Technologies, Inc.

     Doehler-Jarvis Toledo, Inc.




               EXHIBIT C - ASSIGNMENT AND TRANSFER AGREEMENT

                     Dated:                 , 199

               Reference is made to the Financing Agreement dated as
     of                   ,
     ___, 199     (as amended, modified, supplemented and in effect
     from time to time, the "Financing Agreement"), among
            , a                    corporation (the "Company"), the
     Lenders named therein, and The CIT Group/Business Credit, Inc., as Agent (the "Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Financing Agreement. This Assignment and Transfer Agreement, between the Assignor (as defined and set forth on Schedule 1 hereto and made a part hereof) and the Assignee (as defined and set forth on Schedule 1 hereto and made a part hereof) is dated as of Effective Date (as set forth on Schedule 1 hereto and made a part hereof).

               1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided interest (the "Assigned Interest") in and to all the Assignor's rights and obligations under the Financing Agreement as of the date hereof which represents the applicable percentage interests as are set forth on Schedule 1 (collectively, the "Assigned Facilities" and individually, an "Assigned Facility"), in a principal amount for each Assigned Facility as set forth on Schedule 1. The Assignee shall only be entitled to receive interest and fees with respect to the Assigned Facilities in the amounts set forth on Schedule 1 or in the separate agreement between the Assignor and the Assignee, notwithstanding that the Assignor receives different amounts of interests and fees with respect to the Assigned Facilities prior to the execution of the Assignment and Transfer Agreement.

               2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreement or any other instrument, document or agreement executed in conjunction therewith (collectively the "Ancillary Documents") or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement, any Collateral thereunder or any of the Ancillary Documents furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any guarantor or the performance or observance by the Company or any guarantor of any of its respective obligations under the Financing Agreement or any of the Ancillary Documents furnished pursuant thereto.

               3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Transfer Agreement; (ii) confirms that it has received a copy of the Financing Agreement, together with the copies of the most recent financial statements of the Company, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Financing Agreement and will perform in accordance with its terms all the obligations which by the terms of the Financing Agreement are required to be performed by it as Lender; and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

               4. Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to the Agent for acceptance by it and the Company, effective as of the Effective Date.

               5. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

               6. From and after the Effective Date, (i) the Assignee shall be a party to the Financing Agreement and, to the extent provided in this Assignment and Transfer Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Transfer Agreement, relinquish its rights and be released from its obligations under the Financing Agreement.

               7. THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

               IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on Schedule 1 hereto.


              SCHEDULE 1 TO ASSIGNMENT AND TRANSFER AGREEMENT

     Name of Assignor:

     Name of Assignee:

     Effective Date of Assignment:                  , 199

      Assigned Facilities

      Percentage Interest of Revolving Line          __________%
      of Credit

      Percentage Interest of Term Loans              __________%

      Assignee's Revolving Loan Commitment           $_________

      Aggregate outstanding Revolving Loans          $_________
      owing to Assignee

      Aggregate outstanding Term Loans owing         $_________
      to Assignee

      Aggregate participations in Letters of         $_________
      Credit

      Interest and Fees
      Revolving Loans:
           Applicable Base Rate Margin:                 1.25%
           Applicable Eurodollar Rate Margin:           3.25%

      Letter of Credit Guaranty Fee:                    2.00%
      Revolving Line of Credit Fee:                     0.50%

      Term Loan
           Applicable Term Loan Margin:                 1.50%

      Loan Facility Fee:                          0.75% of Assigned
                                                     Facilities
      Early Termination Fee:
                                                  0.75% of Assigned
                                                     Facilities


     Accepted:

      THE CIT GROUP/BUSINESS
      CREDIT, INC., AS AGENT                     as Assignor

      By:                                By:
      Title:
                                         Title:



      (the "Company")                    as Assignee

      By:                                By:
                                         Title:
      Title:





     FINANCING AGREEMENT

     THE CIT GROUP/BUSINESS CREDIT, INC.

     AS AGENT AND LENDER

     AND

     HARVARD INDUSTRIES, INC.,
     THE KINGSTON-WARREN CORPORATION,
     HARMAN AUTOMOTIVE, INC.,
     HAYES-ALBION CORPORATION,
      DOEHLER-JARVIS, INC.,
     DOEHLER-JARVIS GREENEVILLE, INC.,
     DOEHLER-JARVIS POTTSTOWN, INC.,
     DOEHLER-JARVIS TECHNOLOGIES, INC.,
     AND
     DOEHLER-JARVIS TOLEDO, INC.

     (AS BORROWERS)

     DATED:  OCTOBER 4, 1996




                             TABLE OF CONTENTS

                                                                  Page

     SECTION 1.  Definitions . . . . . . . . . . . . . . . . . . .   1

     SECTION 2.  Conditions Precedent  . . . . . . . . . . . . . .  19

     SECTION 3.  Revolving Loans . . . . . . . . . . . . . . . . .  22

     SECTION 4.  Term Loans  . . . . . . . . . . . . . . . . . . .  25

     SECTION 5.  Letters of Credit . . . . . . . . . . . . . . . .  26

     SECTION 6.  Collateral  . . . . . . . . . . . . . . . . . . .  29

     SECTION 7.  Representations, Warranties and Covenants . . . .  36

     SECTION 8.  Interest, Fees and Expenses . . . . . . . . . . .  55

     SECTION 9.  Powers  . . . . . . . . . . . . . . . . . . . . .  58

     SECTION 10.  Events of Default and Remedies . . . . . . . . .  59

     SECTION 11.  Termination; Prepayment  . . . . . . . . . . . .  62

     SECTION 12.  Guaranty . . . . . . . . . . . . . . . . . . . .  63

     SECTION 13.  Miscellaneous  . . . . . . . . . . . . . . . . .  66

     SECTION 14.  Agreement Between the Lenders  . . . . . . . . .  69

     SECTION 15.  Agency . . . . . . . . . . . . . . . . . . . . .  72

EXHIBITS
     Exhibit A - Form of Revolving Loan Promissory Note
     Exhibit B - Form of Term Loan Promissory Note
     Exhibit C - Form of Assignment and Transfer Agreement
     Exhibit D - Form of Pledge Amendment

SCHEDULES
     Schedule 1(i)       - Excluded Equipment
     Schedule 1(ii)      - Existing Letters of Credit
     Schedule 1(iii)     - Existing Liens
     Schedule 2(k)       - Legal Restraints/Litigation
     Schedule 7.1        - Chief Executive Offices and Location of Collateral
     Schedule 7.2(e)     - Subsidiaries
     Schedule 7.2(f)     - Litigation
     Schedule 7.2(i)     - ERISA
     Schedule 7.2(r)     - Environmental Matters
     Schedule 7.2(t)     - Insurance
     Schedule 7.2(x)(i)  - Leases
     Schedule 7.2(x)(ii) - Landlord's Consent
     Schedule 7.2(y)     - Bank Accounts
     Schedule 7.2(cc)    - Collective Bargaining Agreements
     Schedule 7.10(f)    - Guarantees
     Schedule 7.10(i)    - Investments




                      EXHIBIT D TO FINANCING AGREEMENT

                              PLEDGE AMENDMENT

               This Pledge Amendment, dated ____________, 19__, is delivered pursuant to Section 6, Paragraph 14 of the Financing Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Financing Agreement, dated October 4, 1996 (the "Financing Agreement"), among The CIT Group/Business Credit, Inc., a New York corporation ("CITBC"), any other party hereafter becoming a Lender hereunder pursuant to
     Section 14, Paragraph 9 of the Financing Agreement, CITBC, as Agent for the Lenders, and Harvard Industries, Inc., a Florida corporation, The Kingston-Warren Corporation, a New Hampshire corporation, Harman Automotive, Inc., a Michigan corporation, Hayes-Albion Corporation, a Michigan corporation, and Doehler-Jarvis, Inc., a Delaware corporation, Doehler-Jarvis Greeneville, Inc., a Delaware corporation, Doehler-Jarvis Pottstown, Inc., a Delaware corporation, Doehler-Jarvis Techologies, Inc., a Delaware corporation, and Doehler-Jarvis Toledo, Inc., a Delaware corporation and that the Additional Shares listed on this Pledge Amendment shall be and become part of the Pledged Collateral referred to in the Financing Agreement and shall secure all of the Term Loans, including without limitation any guaranty of the Term Loans, of the undersigned. The terms defined in the Financing Agreement are being used herein as therein defined.

                                   [COMPANY]

                                   By:
                                      Title:

                                 Stock
                              Certificate                    Number
     Issuer    Class of Stock   No(s).        Par Value    of Shares